AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 26, 2001
                                                      REGISTRATION NO. 333-53182

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                               BONUS STORES, INC.
        (Exact name of small business issuer as specified in its charter)


           Florida                        5331                    59-3652250
(State or other jurisdiction of   (Primary and industrial     (I.R.S. Employer
incorporation or organization)  classification code number)  Identification No.)

                   -------------------------------------------
                              2520 West Highway 44
                              DeLand, Florida 32720
                                 (904) 736-1662
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)
                   -------------------------------------------
                      Jim Schafer, Chief Executive Officer
                              2520 West Highway 44
                              DeLand, Florida 32720
                                 (904) 736-1662
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                   ------------------------------------------
                                   Copies to:
                             Gregory Sichenzia, Esq.
                         Sichenzia, Ross & Friedman LLP
                        135 West 50th Street, 20th Floor
                            New York, New York 10020
                                 (212) 261-2007
                   ------------------------------------------
                  Approximate date of proposed sale to public:
   As soon as practicable after this registration statement becomes effective.
                   ------------------------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           --------------------------



                                                CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                         PROPOSED MAXIMUM               PROPOSED MAXIMUM            AMOUNT OF
TITLE OF EACH CLASS OF                  AMOUNT TO BE    OFFERING PRICE PER                 AGGREGATE              REGISTRATION
SECURITIES TO BE REGISTERED              REGISTERED         SECURITY                    OFFFERING PRICE               FEE
-----------------------------------------------------------------------------------------------------------------------------------
Units, consisting of two shares of        862,500(1)         $12.00                      $10,350,000                $2,735
common .001 par value, and
two class A warrants
-----------------------------------------------------------------------------------------------------------------------------------
Common stock underlying the units       1,725,000(1)           ---                            ---                     ---
===================================================================================================================================
Class A warrants underlying the units   1,725,000(1)           ---                            ---                     ---
===================================================================================================================================
Common stock underlying the class A       725,000(1)          $7.20                      $12,420,000                $3,280
warrants included in the units
===================================================================================================================================
Underwriters' Warrants                     75,000             $.00013                    $        10                  ---
===================================================================================================================================
Units underlying the underwriters'         75,000             $14.40                     $ 1,080,000                $  286
warrants
===================================================================================================================================
Common stock underlying the units         150,000              ---                            ---                     ---
underlying the underwriters' warrants
===================================================================================================================================
Class A warrants underlying the units     150,000               ---                           ---                     ---
underlying the underwriters' warrants
===================================================================================================================================
Common stock underlying the class A       150,000             $7.20                      $ 1,080,000                $  286
warrants underlying the units
underlying the underwriters' warrants
===================================================================================================================================
TOTAL                                                                                    $24,930,010                $6,587
===================================================================================================================================

--------------------------


(1) Includes the underwriter's over-allotment of 112,500 units of which 225,000 shares of common stock will be sold by Madison & Wall Worldwide.



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


Prospectus subject to completion, dated February __, 2001


                               BONUS STORES, INC.

                                  750,000 units



     We are offering 750,000 units in a firmly underwritten offering. Each unit consists of two shares of our common stock and two class A warrants. Each class A warrant entitles its holder to purchase one share of our common stock at an exercise price of $7.20 at anytime within a five year period from the date on this prospectus. This is our initial public offering, and no public market currently exists for our units. The initial public offering price for our units will be $12.00 per unit.


     We have granted the underwriters the right to purchase up to an additional 112,500 units to cover over-allotments. The underwriters can exercise this right at any time within 45 days after this offering.


     We have applied for listing of our units on The Nasdaq SmallCap Market and the Boston Stock Exchange.


                               ------------------

     Your investment in our securities involves a high degree of risk. Before investing in our securities, you should consider carefully the risks described under "Risk Factors" beginning on page 7.

                               ------------------

--------------------------------------------------------------------------------
The offering                               Per unit               Total
--------------------------------------------------------------------------------
Public offering price                       $12.00              $ 9,000,000
Underwriting discounts                      $ 1.20              $   900,000
Proceeds to Bonus Stores, Inc.              $10.80              $ 8,100,000
--------------------------------------------------------------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.


                            RUSHMORE SECURITIES CORP.

                                                                          Page
Section                                                                  Number
-------                                                                  ------

Prospectus Summary........................................................  3
Risk Factors..............................................................  7
Use of Proceeds........................................................... 12
Dividend Policy........................................................... 14
Dilution.................................................................. 15
Capitalization............................................................ 16
Selected Financial Data................................................... 17
Management's Discussion and Analysis of Financial Condition
     and Results of Operations............................................ 18
Business.................................................................. 22
Management................................................................ 29
Summary Compensation Table................................................ 31
Security Ownership of Management and Certain Beneficial Owners............ 34
Certain Transactions...................................................... 36
Description of Capital Stock.............................................. 37
Shares Eligible for Future Sale........................................... 40
Underwriting.............................................................. 41
Legal Matters............................................................. 44
Experts................................................................... 44
Additional Information.................................................... 44
Index to Financial Statements............................................. 45




                     DEALER PROSPECTUS DELIVERY OBLIGATIONS

     Until _______, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY




     This summary highlights information contained elsewhere in this prospectus or in documents referred to in this prospectus. You should read the entire prospectus carefully before investing in our securities, including the "risk factors," "business" and "selected financial data" sections.

Our Business......  We operate deep discount stores that offer name brand, closeout, and regularly available general merchandise at a single price point of $1. All merchandise sold in our stores is sold for $1 each or multiple items for $1 such as two or three items for $1. Our stores offer a wide assortment of regularly available every day consumer goods as well as a changing variety of first quality seasonal and closeout merchandise.

Our Strategy......  Our core objective is to provide customers significant value on their everyday household needs and an exciting shopping experience for fresh merchandise in an attractively merchandised, brightly lit and well maintained store that emphasizes customer service.

Our Products......  Our focus on brand name, value-priced everyday household items is intended to increase the frequency of customer visits and our changing array of first quality seasonal and closeout merchandise is intended to produce impulse purchases. We expect our attractive and well-maintained stores to increase customer visit lengths and result in higher unit sales per visit. We believe that our format appeals to value-conscious customers in broad demographic groups.

Our Operation.....  The first Bonus Dollar store opened in June of 1999 and as of January 31, 2001 we have 18 Bonus Stores in operation. The initial store format, the first nine stores, relied on approximately 3,000 to 4,000 sq. ft. of retail space generally located in a strip center anchored by a major tenant, usually a grocery store chain. The format was then modified to test a larger store in the 10,000 to 12,000 sq. ft. range. This larger format allows a greater variety of merchandise including food items and allows for stocking larger quantities of the higher volume consumer goods. The larger format has generated more attractive results and accordingly, we plan to concentrate development on the larger store format.

Our Locations.....  All of our existing stores are located in Central Florida and range in size from 3,000 to 10,000 sq. ft. Our territory in Central Florida is generally framed by Tampa on the west, Jacksonville on the North and Satellite Beach on the Southeast. We plan to continue development within this geographic area with additional expansion into adjacent Central Florida communities for the foreseeable future.

Our Offices.......  Our principal offices are located at 2520 West Highway 44,
                    DeLand, FL 32720 and our telephone number is (904) 736-1662. We are a Florida corporation.

Our Internet
 addresses........  http://www.bonusstoresinc.co and http://www.bonusdollar.com

                                  The Offering

Common stock outstanding prior to
this offering.........................  1,500,000 shares of common stock.


Class A warrants outstanding prior
to this offering......................  0


Securities offered by us in this
offering..............................  750,000 units. Each unit consists of two shares of common stock, and two class A
                                        warrants.


Common stock to be outstanding after
this offering.........................  3,000,000 shares of common stock.


Class A warrants to be outstanding
after this offering...................  1,500,000 class A warrants.


Use of
proceeds..............................  We intend to use the net proceeds of this offering for business expansion and working capital purposes.


Trading symbols.......................  We have applied for listing of our units on The Nasdaq SmallCap Market and the
                                        Boston Stock Exchange.


     The number of shares of common stock to be outstanding immediately after this offering excludes:

     o 1,000,000 shares of common stock issuable upon the conversion of 750,000 shares of series A preferred stock

     o 1,500,000 shares of common stock issuable upon the exercise of 1,500,000 class A warrants


     o 300,000 shares of common stock issuable upon the exercise of options granted to Madison & Wall Worldwide at an exercise price of $1.00


     o 400,000 shares of common stock reserved for issuance pursuant to our 2000 Stock Option Plan


     o 225,000 shares of common stock and 225,000 additional shares of common stock issuable upon exercise of class A warrants subject to the underwriter's over-allotment option

     o 150,000 shares of common stock and 150,000 additional shares of common stock issuable upon exercise of class A warrants issuable upon the exercise of the underwriters' warrants

                             Selected Financial Data

     The summary financial data set forth below has been derived from our audited and unaudited financial statements included in this prospectus.


                                                                                  For the period
                                           Nine Months Ended                      from inception
                                              December 31,           Year Ended   on Januray 25,
                                          -------------------         March 31,  1999 to March 31,
                                          2000           1999           2000           1999
                                          ----           ----           ----           ----
                                              (unaudited)
Statement of Operations Data:
-----------------------------
Net Sales                             $ 3,555,081    $   764,045    $ 1,069,076    $      --
Gross Profit                            1,292,248        314,807        358,211
Operating expenses                      2,342,109        793,128      1,219,369         54,594
  Operating Loss                       (1,049,861)      (478,321)      (861,158)       (54,594)
Net Loss                               (1,142,912)      (532,236)      (909,767)       (55,252)

Basic and diluted loss per share      $      (.76)   $      (.35)   $      (.61)   $      (.04)
Weighted average of common shares       1,500,000      1,500,000      1,500,000      1,500,000
      outstanding-basic and diluted


                                                 December 31,     December 31, 2000
                                                     2000          as Adjusted (1)
                                                     ----          ---------------
Balance Sheet Data:                                        (unaudited)
-------------------

Cash and cash equivalents                        $   447,840         $ 7,997,840
Working capital                                      857,119           8,407,119
Total assets                                       3,180,791          10,730,791
Long-term debt                                         4,509                --
Stockholders' equity                               2,037,745           9,587,745


(1) As adjusted to give effect to the receipt and application of the estimated net proceeds of this offering without giving effect to the conversion of series A preferred stock, the exercise of the underwriters' warrants or other outstanding warrants or stock options.

                                  RISK FACTORS



     Investing in our securities will provide you with an equity ownership interest in Bonus Stores, Inc. As one of our shareholders, your investment will be subject to risks inherent in our business. If any of the following risks actually occur, our business could be harmed. In that event, the trading price of our shares might decline, and you could lose all or part of your investment. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our securities. An investment in our securities involves a high degree of risk.


Risks Related To Our Business And Industry

Failure to meet our expansion goals or successfully manage our growth may harm our net sales growth and profitability.

     If we do not increase the number of our stores and the capacity of our store support systems in a profitable, timely and efficient manner, our net sales growth and profitability may be harmed. As a single price point retailer, we cannot increase our sales prices. Therefore, we rely heavily on new and larger stores to increase sales and profitability. We expect to add 10 to 12 stores during 2001 and 15 to 18 stores during 2002. We may not anticipate all the challenges that our expanding operations will impose on our systems and personnel. We may not meet our targets for opening new stores and expanding profitably. Our continued growth will depend on whether we can:

     o supply an increasing number of stores with the proper mix and volume of merchandise;

     o    successfully add and operate larger stores;

     o hire, train and retain an increasing number of qualified employees, including employees, managers and executives, at affordable rates of compensation;

     o locate, lease, build out and open stores in suitable locations on a timely basis and on favorable economic terms;

     o expand into new geographic markets, where we have limited or no experience;

     o expand within our established geographic markets, where new stores may draw sales away from our existing stores; and

     o build, expand and upgrade our distribution centers and internal store support systems in an efficient, timely and economical manner.

Our profitability is especially vulnerable to future increases in operating and merchandise costs.

     Future increases in labor, shipping, merchandise and other operating costs may reduce our profitability. As a fixed price retailer, we cannot raise the price of our merchandise to offset cost increases. Instead, we attempt to obtain closely comparable merchandise with a cost that allows us to maintain our target profit margin and to continually evaluate our operations for improved efficiency and cost savings. Inflation and adverse economic changes in the United States, where we both buy and sell merchandise, and in China and other parts of Asia, where we buy a large portion of our merchandise, may reduce our profitability.



An increase in the cost or a disruption in the flow of our imported goods may significantly decrease our sales and profits.

     We rely heavily on imported goods to sell in our stores. Asia is the source of a majority of our imports. Imported goods are generally less expensive than domestic goods and contribute significantly to our favorable profit margins. A disruption in the flow of our imported merchandise or an increase in the cost of those goods may significantly decrease our sales and profits.


     If Asian or other imported merchandise becomes more expensive or unavailable, the transition to alternative sources may not occur in time to meet our demands. Products from alternative sources may also be of lesser quality and more expensive than those we currently import. Risks associated with our reliance on imported goods center around three primary factors consisting of availability, cost, and timely delivery.

     o Bonus relies heavily on a continuous flow of imported goods. A disruption of this flow could be caused by raw material shortages in the production country, work stoppages by the local labor force, political unrest, or an inability to obtain oceanic shipping services.

     o Bonus utilizes the single price point of $1 and accordingly must purchase items for amounts that allow sufficient margin to cover other of its costs. Factors that could contribute to increases in the cost of purchasing foreign merchandise include, the failure of the United States to maintain favorable trade relations with China with the resulting increases in import duties, an increase in import quotas or other trade sanctions that increase costs, increases in oceanic shipping rates , and adverse fluctuations in foreign exchange rates that effectively increase the cost of foreign purchases.

     o Bonus derives a portion of its sales from imported seasonal and holiday merchandise. A disruption in, or significant delay of oceanic or other shipping channels caused by various events include but are not limited to severe weather, excessive demand for such shipping services, delays in key ports, and labor strikes might result in late receipt of merchandise and the related reduction in sales.

     Chinese goods imported into the United States currently enjoy favorable duties because the United States grants China "most favored nation" trade status. China's favorable trade status is reviewed on an annual basis and is currently extended through July 2, 2001. Although the U.S. House of Representatives approved a bill on May 24, 2000 extending normal trade relations to China on a permanent basis, there continues to be significant political opposition to this proposal and we cannot be sure of its passage. A deterioration in trade relations with China could significantly increase the cost of our goods. For example, administration officials testified in June 1999 that ending normal trade relations with China would raise tariffs on Chinese products from their current overall trade-weighted average of 4% to an estimated 44%. Even if normal trade relations with China become permanent, the United States could impose punitive trade sanctions on Chinese goods for a variety of reasons. Although no punitive import duties are currently imposed, the United States Trade Representative has in the past threatened retaliatory sanctions equaling as much as 100% of the cost of some Chinese goods.

Difficulties experienced in obtaining sufficient quantities of low-cost merchandise may cause our sales and profits to suffer.


     Our future success depends on our ability to buy large quantities of quality merchandise at low prices. Because we sell our merchandise at a fixed price, it would be difficult to maintain our gross profit margins if the cost of our merchandise increases. Disruptions in the availability of quality, low-cost merchandise in sufficient quantities to maintain our growth may reduce our sales and profits. Quality, low-cost merchandise may not be available in the future, or it may not be available in the quantities necessary for our expansion. We do not have significant long-term or continuing contracts for the purchase of merchandise, and we compete with other retailers and wholesalers for new buying opportunities from both our existing suppliers and new sources. As a result, we could have difficulty obtaining low-cost merchandise and could incur some additional expenses.


Our operating results could fluctuate significantly and cause our stock price to fall.

     We expect to experience fluctuations in our quarterly and annual operating results, which may cause the price of our stock to fall. We realize a disproportionately large amount of our net sales and net income during the Christmas, Halloween, and Easter seasons. In anticipation of these holidays, we purchase substantial amounts of seasonal inventory and hire many temporary employees. If for any reason our net sales were below seasonal norms, our operating results would suffer.

     We continually change our mix of seasonal merchandise, non-seasonal merchandise and consumable products. As a result, our comparable store net sales and gross profit margins fluctuate from quarter to quarter. Our quarterly and annual results of operations, including comparable store net sales and income, also fluctuate for a variety of other reasons, including:

     o changes in the date on which Easter is observed each year and the length of the Easter, Halloween and Christmas selling seasons;

     o    the timing of new store openings;

     o    the net sales contributed by new and expanded stores;

     o difficulties in obtaining sufficient quantities of merchandise from our suppliers;

     o    disruptions in or adjustments to our shipping and receiving schedules;

     o    competition; and

     o    economic and weather conditions.

Increased competition in the future may reduce our sales and profits.

     The retail industry is highly competitive and we expect competition to increase in the future. Increased competition may reduce our sales and profits. Our competitors include variety and discount stores such as Dollar Tree Stores, Inc., Dollar General, Family Dollar, closeout stores such as Odd Lots and Big Lots, mass merchandisers such as Wal-Mart, individually owned and operated dollar stores, and, to a lesser extent, other fixed price retailers. In addition, certain of these competitors have an inherent competitive advantage over us in that they have substantially greater financial resources, operating experience, marketing and selling experience and purchasing power. Competition is also growing in less traditional retail areas such as the growth of Internet retailing. Competition may also increase because there are no significant economic barriers to other companies becoming fixed price retailers.

The substantial number of shares of our common stock that are eligible for public sale may cause our stock price to fall.

     There are relatively few restrictions on the resale of our common stock, and a large number of shares of common stock will become eligible for public sale. Sales of substantial amounts of these shares in the public market, or the perception that such sales could occur, could cause the market price for our common stock to fall. Significant sources of future public sales of our common stock, in addition to shares held by the general public, include:

     The number of shares of common stock to be outstanding immediately after this offering excludes:

     o 1,000,000 shares of common stock issuable upon the conversion of 750,000 shares of series A preferred stock

     o 1,500,000 shares of common stock issuable upon the exercise of 1,500,000 class A warrants

     o 300,000 shares of common stock issuable upon the exercise of options granted to Madison & Wall Worldwide at an exercise price of $1.00


     o 400,000 shares of common stock reserved for issuance pursuant to our 2000 Stock Option Plan


     o 225,000 shares of common stock and 225,000 additional shares of common stock issuable upon exercise of class A warrants subject to the underwriter's over-allotment option

     o 150,000 shares of common stock and 150,000 additional shares of common stock issuable upon exercise of class A warrants issuable upon the exercise of the underwriters' warrants


     The holders of a substantial majority of our privately issued shares, including our warrant holders, can generally require that we register their shares for resale, subject to specified limitations. Even when shares are not registered for resale, the rules of the Securities and Exchange Commission permit a holder who has held shares for one year to sell the stock into the public market subject, in some cases, to volume and other limitations. A person who has held shares for two years can generally sell without limitation.


The public offering price is significantly higher than the book value of our shares and you will experience immediate and substantial dilution in the value of your investment.


     The public offering price per share will significantly exceed the net tangible book value per share. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment of $2.80 based on an assumed offering price of $6.00 per share. Additional dilution will occur upon the exercise of outstanding options and warrants. See "Dilution."

We may need additional capital that could dilute the ownership interest of investors.

     We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our common stock and shares of common stock sold in this offering may experience additional dilution. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations due to startup costs associated with store openings and we expect to experience startup costs for new store openings in the future. The issuance of additional common stock by our management, may have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

                                 USE OF PROCEEDS

     We estimate that we will receive net proceeds of approximately $7,550,000 from our sale of the 750,000 units offered by us (approximately $7,784,900 if the underwriter fully exercises its over-allotment option). This estimate is based on an offering price of $12.00 per unit and is after deducting estimated underwriting discounts and commissions, the underwriter's non-accountable expense allowance and other estimated offering expenses payable by us. We expect to use the net proceeds of this offering for the following purposes:

                                                        Amount        Percentage
                                                      ----------      ----------

Business expansion..................................  $6,000,000        79.47%
Distribution center.................................     300,000         3.97%
Working capital and general corporate purposes......   1,250,000        16.56%
                                                      ----------        ------
              Total.................................  $7,550,000          100%
                                                      ==========        ======


     Business expansion represents the costs of:

          o    finding satisfactory locations for new stores;
          o    performing leasehold improvements on new store locations;
          o acquiring new store fixtures, equipment, and electronic point-of-sale systems;
          o    inventory needed to fully stock new stores;
          o start-up costs associated with new stores including labor for fixture and equipment installation, new employee training;
          o    grand opening marketing and advertising; and
          o    costs to upgrade software for inventory tracking and scanning.

     Distribution center costs include the following:

          o addition of warehouse racking to accommodate the expansion for new stores;
          o transportation equipment to service the expanding chain of stores;
          o    warehouse inventory handling equipment such as fork lifts; and
          o    software enhancements to warehouse distribution system.

     Working capital and general corporate purposes include the following:

          o    hiring additional personnel;
          o    enhancing our operating, support and management systems;
          o    financing new store leases and start up costs;
          o    funding short-term losses; and
          o acquiring additional inventory to support the increased number of stores and larger stores sizes, both stores inventory and supply chain (warehouse) inventory.

     Working capital may also be applied to acquisitions, although we do not have current plans, agreements or commitments for any acquisition. Any proceeds from the exercise of the overallotment option we granted to the underwriters to purchase additional shares of common stock from us will be added to working capital.

     We will retain broad discretion in the allocation of the net proceeds of this offering within the categories listed above. We may also use portions of the net proceeds for other purposes. The amount actually expended and their uses will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors."

     We expect that the net proceeds from this offering, together with cash flow from our operations, will be sufficient to fund our operations and capital requirements for at least 12 months following the consummation of this offering. We may be required to seek additional sources of capital sooner if:

          o    operating assumptions change or prove to be inaccurate; or
          o we consummate any acquisitions of significant businesses or assets.

     Pending the uses described above, the net proceeds will be invested in a money market account and/or short-term government bonds.

                                 DIVIDEND POLICY

     We have not paid any cash dividends on our common stock and we currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our board of directors.

                                    DILUTION


     As of December 31, 2000, our net tangible book value was $2,037,745 or $1.36 per share of common stock. Net tangible book value per share is determined by dividing a company's tangible net worth (total assets, net of intangible assets, less total liabilities) by the number of outstanding common shares. Our pro forma net tangible book value as of December 31, 2000, would have been approximately $9,587,745 or $3.20 per share without taking into account any change in our net tangible book value after December 31, 2000, other than to give effect to the sale of 750,000 units or 1,500,000 shares of common stock and 1,500,000 warrants to purchase common stock at an assumed offering price of $6.00 per share, attributing no value to the warrants, and after deducting underwriting discounts and commissions, the underwriters' non-accountable expense allowance and other estimated offering expenses. This represents an immediate increase in the net tangible book value of $1.84 per share to existing shareholders and an immediate dilution of $2.80 per share to new investors. The following table illustrates this per share dilution:

   Assumed offering price per share................................        $6.00
                                                                           -----
     Net tangible book value per share as of December 31, 2000.....        $1.36
     Increase per share attributable to this offering..............        $1.84
                                                                           -----
   Pro forma net tangible book value per share after this offering         $3.20
                                                                           -----
   Dilution to new investors                                               $2.80
                                                                           =====


     The following table sets forth the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing shareholders and by new investors in this offering on a pro forma basis as of December 31, 2000.

                                                                        Average
                         Shares Purchased     Total Consideration      Price Per
                         Number    Percent     Amount    Percent         Shares
                         ------    -------     ------    -------         ------
Existing shareholders  1,500,000     50%        $60,000    -- %          $0.04
New Investors          1,500,000     50%     $9,000,000    100%          $6.00
       Total           3,000,000    100%     $9,000,000    100%          $3.02

                                 CAPITALIZATION


     The following table summarizes our capitalization as of December 31, 2000, and as adjusted as of that date to reflect our sale of 750,000 units and our application of the estimated net proceeds without giving effect to the exercise of the warrants, the overallotment option, the underwriters' warrants, or other outstanding warrants or options. The information in the table assumes a public offering price of $12.00 per unit. The information in the table should be read in conjunction with the more detailed financial statements and notes thereto presented elsewhere in this prospectus.

                                                                December 31, 2000
                                                             Actual        As Adjusted
                                                           -----------    -----------
Long-term debt                                             $     4,509    $     4,509
                                                           -----------    -----------

Stockholders' equity:
Preferred stock, no par value, 4,250,000 shares
      authorized and none outstanding                              -0-            -0-
Series A preferred stock, no par value, 750,000
    shares authorized, 750,000 issued and outstanding        4,060,776      4,060,776
Common stock, $0.001 par value, 20,000,000 shares
    authorized, 1,500,000 shares issued and outstanding;
    3,000,000 shares issued and outstanding, as adjusted         1,500          3,000
Additional paid in capital                                    (881,619)     6,666,881
Accumulated deficit                                         (1,142,912)    (1,142,912)
                                                           -----------    -----------

Total stockholders' equity                                 $ 2,037,745    $ 9,587,745
                                                           -----------    -----------

Total capitalization                                       $ 2,042,254    $ 9,592,254
                                                           ===========    ===========


Additional Information About Financial Presentation

     Options and Warrants. Unless this prospectus indicates otherwise, the information presented in this prospectus assumes no exercise of the underwriters' over-allotment option, underwriters' warrants to purchase 75,000 units, conversion of our series A preferred stock, or other shares of common stock to be issued pursuant to options granted.

                             SELECTED FINANCIAL DATA


     The selected financial data set forth below with respect to our statements of operations for the year ended March 31, 2000, and for the period from inception on January 25, 1999 to March 31, 1999, and with respect to our balance sheet as of March 31, 2000 and 1999 is derived from our audited financial statements included elsewhere in this prospectus which have been audited by McGladrey & Pullen, LLP. The selected financial data with respect to our balance sheet as of December 31, 2000, and our statement of operations for the nine months ended December 31, 2000 and 1999, is derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations for the nine months ended December 31, 2000 and 1999. Operating results for the nine months ended December 31, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2001. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto appearing elsewhere in the prospectus.

                                                                                For the period
                                                                               from inception on
                                          Nine Months Ended         Year Ended  Januray 25, 1999
                                            December 31,             March 31,    to March 31,
                                         2000           1999            2000          1999
                                         ----           ----            ----          ----
                                            (unaudited)
Statement of Operations Data:
Net Sales                             $ 3,555,081    $   764,045    $ 1,069,076    $      --
Cost of goods sold                      2,262,833        449,238        710,865
                                      -----------    -----------    -----------    -----------
          Gross Profit                  1,292,248        314,807        358,211           --

Selling, general & administrative
  expenses                              2,246,359        771,250      1,167,728         54,594
Depreciation                               95,750         21,878         51,641           --
Non operating income  (expense)           (93,051)       (53,915)       (48,609)           658
Income taxes                                 --             --             --             --
                                      -----------    -----------    -----------    -----------
          Net loss                    $(1,142,912)   $  (532,236)   $  (909,767)   $   (55,252)
                                      ===========    ===========    ===========    ===========

Basic and diluted loss per share
                                      $      (.76)   $      (.35)   $      (.61)   $      (.04)
                                      ===========    ===========    ===========    ===========
Weighted average of common shares
      outstanding-basic and diluted     1,500,000      1,500,000      1,500,000      1,500,000


                                       December 31,             March 31,
                                           2000            2000          1999
                                           ----            ----          ----
                                        (unaudited)
Balance Sheet Data:
Cash and cash equivalents               $   447,840   $   293,366    $   114,655
Working capital                             857,119       586,980        217,099
Total assets                              3,180,791     1,315,180        303,595
Long-term debt                                4,509     2,007,274        297,773
Stockholders' equity (deficit)            2,037,745      (905,019)         4,748

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The statements contained in this prospectus are not purely historical statements, but rather include what we believe are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and
Section 21E of the Securities Exchange Act of 1934, as amended. These include statements about our expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "Bonus Stores believes", "management believes" and similar words or phrases. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions, including factors set forth in the following discussion and in the discussions under "Risk Factors" and "Business." Our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

Results Of Operations

     Bonus Stores began operations on January 25, 1999 and opened its first store in June 1999. We have limited operating history and certain comparisons such as same store sales are only available for the prototype small-format stores that are no longer being developed and we believe that such information would be misleading. Those stores are not representative of the large-format stores that are substantially larger in size and vary in merchandise mix. We plan to continue development only of the large-format stores because they have consistently performed better than the small-format stores. On January 25, 2001, we opened the sixth large-format store. Bonus Stores has generated substantial losses since inception in part because of operating loses from newly opened and immature stores and because of administrative and warehouse distribution costs incurred in anticipation of servicing a significantly larger chain of stores. During the period from inception on January 25, 1999 to March 31, 2000, we were a limited liability corporation. Effective April 1, 2000 all of the assets and liabilities of Bonus Stores, L.C. were transferred to Bonus Stores, Inc., a new Florida corporation.

Nine Months Ended December 31, 2000 as Compared to the Nine Months Ended December 31, 1999

     Revenues. Revenues for the nine months ended December 31, 2000 increased 365% to $3,555,081 from $764,045 for the nine months ended December 31, 1999. This increase was primarily attributable to the increase in the number of stores in operation. The nine month period ended December 31, 2000 began with eight stores in operation and ended with seventeen stores in operation as compared to the nine month period ended December 31, 1999, which began with no stores in operation and ended with seven stores in operation.

     Gross Profit. Gross Profit for the nine months ended December 31, 2000 increased 310% to $1,292,248 from $314,807 for the nine months ended December 31, 1999. This increase is also attributable to the increase in the number of stores in operation. The gross profit percentage for the nine months ended December 31, 2000 was 36.3% compared to 41.2% for the nine months ended December 31, 1999. The decrease in the profit margin between these periods was primarily the result of changes in product mix, particularly the addition of food and grocery items that were added in July 2000 for our new larger store format.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the nine months ended December 31, 2000 increased 191% to $2,246,359 from $771,250 for the nine months ended December 31, 1999. This increase is directly attributable to the greater number of stores both opened and operating during the nine months ended December 31, 2000 as compared to the comparable period in 1999. As a percentage of sales, general and administrative expenses for the nine months ended December 31, 2000 decreased to 63% of sales, down from 101% of sales for the nine months ended December 31, 1999. This percentage decrease resulted from the significant increase in sales generated from new store openings.

     Depreciation. Depreciation for the nine months ended December 31, 2000 increased 338% to $95,750 from $21,877 for the nine months ended December 31, 1999. This increase resulted directly our investment in leasehold improvements and equipment associated with the nine new stores put into operation during the nine months ended December 31, 2000.

     Interest Expense. Interest expense for the nine months ended December 31, 2000 of $113,407 increased 93% from $58,885 for the nine months ended December 31, 1999 and resulted from the additional debt incurred to fund the negative cash flow from operations and the continued investment in property and equipment for new store development. On September 14, 2000, $3,000,000 of debt along with $60,776 of accrued interest was converted to Series A Preferred Stock. On November 3, 2000, we entered into a $1,000,000 revolving line of credit of which $600,000 was outstanding at December 31, 2000.

     Interest Income. Interest income is derived from idle cash balances that are invested in short-term money market accounts. Interest income for the nine months ended December 31, 2000 was $14,182, an increase from interest income of $4,434 for the nine months ended December 31, 1999. This increase generally reflects an increase in our cash position from the prior year.

     Net Losses. Net losses for the nine months ended December 31, 2000 increased to $1,142,912 or $.76 per share as compared to $532,236, or a net loss of $.35 per share for the nine months ended December 31,1999. This increase primarily resulted from the aggressive schedule of new store openings and the related start-up expenses as well as the expected store operating losses that are incurred during the initial months of operation. During the nine months ended December 31, 2000, we opened nine new stores, six of which were the larger store format, compared to seven new store openings for the nine months ended December 31, 1999.

Year Ended March 31, 2000 as Compared to the Period From Inception on January 25, 1999 to March 31, 1999

     Revenues. Revenues for the year ended March 31, 2000 totaled $1,069,076. The first store opened in June of 1999 and there were no sales for the period from inception on January 25, 1999 to March 31, 1999.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended March 31, 2000 totaled $1,167,728 compared to $54,594 for the period from inception on January 25, 1999 to March 31, 1999. Selling, general and administrative expenses represent the cost of operating the stores as well as distribution and administration costs. For the period from inception on January 25, 1999 to March 31, 1999, these costs represented only the costs associated with our start-up as no stores were opened as of March 31, 1999.

     Depreciation. Depreciation expense for the year ended March 31, 2000 of $51,641 is related to the addition of property and equipment for the establishment of administrative offices, warehouse and distribution equipment and improvements and fixtures for the seven stores placed in operation during the period. There was no depreciation recorded for the period from inception on January 25, 1999 to March 31, 1999.

     Interest Expense. Interest expense for the year ended March 31, 2000 of $56,354 reflects borrowings used substantially to fund the initial development of the company, establish a distribution center and purchase the improvements, equipment and inventory for the first seven stores. This reflects a significant increase over interest expense of $1,074 for the period from inception on January 25, 1999 and March 31, 1999, representing both a higher level of borrowings and the longer period over which the interest was incurred.

     Interest Income. Interest income is derived from idle cash balances that are invested in short-term money market accounts. Interest income for the year ended March 31, 2000 was $5,914, an increase from interest income of $416 for the period from inception on January 25, 1999 to March 31, 1999. This increase generally reflects an increase in the Company's cash position and the longer period over which the interest was earned.

     Net Losses. The net loss for the year ended March 31, 2000 was $909,767 or $.61 per share as compared to $55,252, or $.04 per share for the period from inception on January 25, 1999 to March 31, 1999. The net loss for year ended March 31, 2000 resulted primarily from the high start-up costs associated with the new stores along with the expected losses that are incurred in the initial months of operating a new store.

Liquidity and Capital Resources

     Net cash used in operating activities for the period from inception on January 25, 1999 to March 31, 1999 and for the year ended March 31, 2000 was $185,045 and $1,140,484, respectively. Net cash used in operating activities for the nine months ended December 31, 2000 was $1,580,082. These amounts came primarily from the losses resulting from our start-up , the losses incurred in the opening of new stores including start-up costs, and the additional inventory needed to stock new stores opened during the respective periods.

     Cash used in operations is materially impacted by the increase in working capital, the largest single component of which is inventory. During the year ended March 31, 2000, inventory grew from zero to almost $500,000 as the direct result of the opening of seven stores. For the nine months ended December 31, 2000, inventories grew from about $500,000 to over $1,400,000. Again, this increase is the direct result of inventory purchased to stock new stores opened during the period. Other assets, primarily deposits associated with leased premises increased from $69,000 at March 31, 2000 to $142,000 at December 31, 2000 directly as a result of the increase in the number of leased stores in operation. Other accounts having a material impact on cash flow from operations include an increase in accounts payable from $85,000 at March 31, 2000 to $282,000 at December 31, 2000 and an increase in accrued liabilities from $103,000 at March 31, 2000 to $257,000 at December 31, 2000. The increase in these liabilities resulted directly from increased purchasing of inventory to service the greater number of stores, payroll accruals and accrued rent.

     Significant additional cash was used in the purchase of property and equipment needed to establish a distribution center and open new stores. For the period from inception on January 25, 1999 to March 31, 1999, for the year ended March 31, 2000, and for the nine months ended December 31, 2000, cash used in these investing activities amounted to $58,073, $388,205 and $731,194, respectively.

     The capital required to open new stores and to operate them until they become profitable has come primarily from credit facilities secured by direct loans and capital contributions received from stockholders. During the year ended March 31, 2000, we had borrowed $2,025,000 from a bank and related party. During the nine months ended December 31, 2000, we borrowed an additional $1,000,000 and received a capital contribution of $1,000,000. Subsequently, $3,000,000 of these loans and $1,000,000 of capital contribution were converted to equity in Bonus Stores in the form of preferred stock. In addition, on November 3, 2000, we obtained a one year revolving credit facility in the maximum amount of $1,000,000 from ISLANDBANKI-FBA HF. This credit facility generally imposes covenants that prevent the disposal or any encumbrance of the Company's assets other than in the ordinary course of business. At December 31, 2000, we have aggregate draws on this credit facility of $600,000.

     The net proceeds of the public offering made hereby will be used primarily for funding new store development, the funding of the expected initial operating losses of those stores, expansion of and enhancements to our distribution facility, working capital and other general corporate needs. The net proceeds are estimated to be approximately $7,550,000.


     We believe that the funds currently available under the existing credit facility, our current working capital balances, and the net proceeds of this offering will provide sufficient liquidity and working capital for the next twelve months.

                                    BUSINESS

General


     Bonus Stores, Inc. operates deep discount stores that offer name brand, closeout, and regularly available general merchandise at a single price point of $1. All merchandise sold in our stores is sold for $1 each or multiple items for $1 such as two or three items for $1. Our stores offer a wide assortment of regularly available every day consumer goods as well as a changing variety of first quality seasonal and closeout merchandise. Our core objective is provide customers significant value on their everyday household needs and an exciting shopping experience for fresh merchandise in an attractively merchandised, brightly lit and well maintained store that emphasizes customer service. Our focus on brand name, value-priced everyday household items is intended to increase the frequency of customer visits and our changing array of first quality seasonal and closeout merchandise is intended to produce impulse purchases. We expect our attractive and well-maintained stores to increase customer visit length and result in higher unit sales per visit. We believe that our format appeals to value-conscious customers in broad demographic groups.

     The first Bonus Dollar store opened in June of 1999 and as of January 31, 2001 we have 18 Bonus Stores in operation. The initial store format, the first nine stores, relied on approximately 3,000 to 4,000 sq. ft. of retail space generally located in a strip center anchored by a major tenant, usually a grocery store chain. The format was then modified to test a larger store in the 10,000 to 12,000 sq. ft. range. This larger format allows a greater variety of merchandise including food items and allows for stocking larger quantities of the higher volume consumer goods. The larger format has generated more attractive results and accordingly, we plan to concentrate development on the larger store format. From January 2000 to May 2000, we also tested a $1.25 price point for our stores and decided to return to the more recognizable and simplified $1 format. We have relocated one small format store as a result of poor performance.


Industry

     We participate primarily in the highly competitive "deep-discount" retail industry. The deep-discount retail industry is distinguished from other retail formats by the purchase of close-out and other special-situation merchandise at prices substantially less than original wholesale cost, and the subsequent sale of this merchandise at prices significantly below regular retail. This results in a continually changing selection of specific brands of products.

     The sale of close-out or special-situation merchandise developed in response to the need of manufacturers, wholesalers and others to distribute merchandise outside their normal channels. Close-out or special-situation merchandise becomes available for a variety of reasons, including a:

     o    manufacturer's over-production;
     o discontinuation due to a change in style, color, size, formulation or packaging;
     o    inability to move merchandise effectively through regular channels;
     o    reduction of excess seasonal inventory;
     o    discontinuation of test-marketed items; and
     o    financial needs.

     Many deep-discount retailers also sell merchandise that can be purchased from a manufacturer or wholesaler on a regular basis. Although this merchandise can usually be purchased at less than original wholesale and sold below normal retail, the discount, if any, is generally less than with close-out merchandise. Deep-discount retailers sell regularly available merchandise to ensure a degree of consistency in their product offerings and to establish themselves as a reliable source of basic goods.

Central Florida Market

     We currently operate 18 Bonus Dollar Stores in Central Florida. This geographic area generally stretches from the Jacksonville on the East Coast of Florida to the Tampa Bay area on the West Coast and Satellite Beach to the Southeast. The major metropolitan areas encompassed in this corridor include Orlando, Ocala, Lakeland, Tampa, Clearwater, St. Petersburg, Daytona Beach and Jacksonville. The strategy in developing this geographic area is based on the efficiencies of distribution from our offices and warehouse in DeLand, Florida. We believe this geographic area is the fastest growing in Florida and is one of the fastest growing regions of the country. We estimate that the primary radius from which each of our stores draws its customers is approximately 4 miles allowing for significant additional development within this core development area. The concentration of stores in a geographic and media center basis will also allow us to efficiently market and advertise, something that is generally not available in the deep discount single price point industry.


Business Strategy

     Our goal is to provide significant value to our customers on a wide variety of consumable merchandise in an exciting store environment. Our strategies to achieve this goal include the following principles that distinguish it from other "dollar stores" as well as other deep-discount operators:

     Value offering. We strive to exceed our customers' expectations of the variety and quality of products that can be purchased for $1.00. We believe that many of the items we sell for $1.00 are typically sold for higher prices elsewhere. We purchase a portion of our products directly from manufacturers, allowing us to pass on additional value to the customer. In addition, direct relationships with both domestic and foreign manufacturers permit us to select a broad product range, customize packaging and frequently obtain larger product sizes and higher package quantities.

     Changing merchandise mix. We supplement our wide assortment of quality everyday core merchandise and consumable products with a changing mix of new and exciting products, including seasonal goods, such as Easter items, summer toys, Halloween and Christmas decorations. We also take advantage of the availability of lower-priced, private-label and regional brand goods, which we believe are comparable to national name brands. We continually change the mix of seasonal merchandise, non-seasonal merchandise, and consumable products to add variety and freshness to our merchandise offerings.

     Convenient, highly visible store locations. We locate our stores to be convenient to customers. We prefer opening new stores in strip shopping centers anchored by strong mass merchandisers such as Wal-Mart, Kmart and Target, whose target customers we believe to be similar to ours. We also open stores in neighborhood centers anchored by large grocery retailers. We believe that our stores' bright lighting and inviting appearance attract new and repeat customers and enhance our image as both a destination and impulse store.

     Attractive and consistent store economics. We believe that our attractive store level economics will facilitate our planned expansion. The average investment per new store opened for the fiscal year ended March 31, 2000, including capital expenditures and inventory on-hand, but excluding pre-opening expenses, was approximately $225,000.

     Focus on Central Florida Market. We believe Central Florida has significant potential for our growth in store locations, sales and profitability. By continuing to locate new stores in Central Florida, we will be able to take advantage of our existing warehouse and distribution facility, regional advertising and other management and operating efficiencies to provide for further growth without incurring the additional overhead and risk that would be entailed by expansion in new geographic markets. We have concentrated on the I-4 corridor due to favorable demographics, high population growth projections, and ease of servicing store locations from our central warehouse.

Growth Strategy


     We believe that our growth will primarily result from new store openings that are initially targeted in the Central Florida area. With our stores currently spanning Central Florida as far west as the Tampa area, as far north as Jacksonville and as far southeast as Satellite Beach, we will initially concentrate our growth within this territory. Expansion within this area will allow us to leverage our brand awareness in the region and take advantage of our existing warehouse and distribution facility, regional advertising and other management and operating efficiencies. Our growth strategy in Central Florida will focus on opening locations in existing markets as well as expanding into markets adjacent to those currently served. We now operate 18 Bonus Dollar Stores in Central Florida. We plan to open 20 new Bonus Dollar Stores by mid 2002 located within or adjacent to our existing core territory and have already identified and begun negotiations on ten of these new locations. We intend to continue our expansion thereafter both within the core territory and on the adjacent transportation corridors that would include I-75, I-95 and the Florida Turnpike. We believe that expansion in this manner will allow us to continue to service our entire store population from a single distribution center thereby providing the greatest efficiency and use of resources.


Retail Operations

     We offer customers quality merchandise, generally at a significant discount from normal retail. Our stores are attractively merchandised, clean, full-service "destination" locations that offer consumable general merchandise to value-conscious consumers for their regular household needs. All merchandise sold in our stores is sold for $1.00. We strive to exceed the customer's expectations of the range and quality of name-brand consumables that can be purchased for $1.00. We believe that many of our customers purchase more items than they anticipated when entering our store.

     Merchandise mix. Our stores retail a broad variety of first-quality, name-brand and other close-out merchandise as well as a wide assortment of regularly available consumer goods. Each store typically carries a selection of over 5,000 different items from which to choose and includes a wide variety of basic consumer items such as:

     o    beverages and food;
     o    health and beauty care;
     o    household products, such as cleaning supplies and paper goods;
     o    housewares, such as glassware and kitchen items;
     o    hardware;
     o    stationery and party goods;
     o    seasonal items;
     o    baby products  and  toys;
     o    giftware; and
     o    craft items.

     While our stores regularly carry a variety of basic household consumer items, the stores differ from typical discount retail stores in that they do not continuously stock complete lines of merchandise. Although a substantial portion of the merchandise purchased by us is available for reorder, the mix of specific brands of merchandise on store shelves frequently changes, depending upon the availability of close-out and other special-situation merchandise at suitable prices. We believe that the continuously changing mix of merchandise found in our stores from one week to the next encourages impulse and larger volume purchases, results in customers shopping more frequently and helps to create a sense of urgency, awareness and excitement.

     Visual merchandising. The layout of each of our stores is customized to the actual size and configuration of the individual space. The interior of each store is, however, designed to reflect a uniform format, featuring attractively displayed products in windows, consistent merchandise display techniques, bright lighting, cleanliness, distinctive color scheme, interior and exterior signage, and customized check-out counters, shopping carts and shopping bags. We emphasize strong visual presentation in all key traffic areas of the store. Merchandising displays are maintained throughout the day and changed frequently, and incorporate seasonal themes. We believe that due to the continuously changing merchandise the typical customer tends to shop the whole store.

     Store locations. Our eighteen existing Bonus Dollar Stores are all located in Central Florida and range between 4,000 and 10,000 gross sq. ft. We are concentrating on opening larger stores, generally ranging from 10,000 to 12,000 gross sq. ft. We expect to open 20 of these larger stores by 2002. We experience higher sales per sq. ft. in these larger stores because they are a bigger draw for our customers. These larger stores carry more items with nearly double the selection and maintain a larger inventory of items that customers demand on a daily basis. We believe the larger format of 10,000 to 12, 000 sq. ft. stores produces greater profitability for us. We view the development of these larger stores as a continuation of our core business.

     We currently lease our existing stores and expect this policy to continue as we expand. Our leases typically provide for a short initial lease term and some give us the option to extend. We believe that this leasing strategy enhances our flexibility to pursue various expansion and relocation opportunities resulting from changing market conditions.

     As current leases expire, we believe that we will be able either to obtain lease renewals, if desired, for present store locations, or to obtain leases for equivalent or better locations in the same general area. To date, we have not experienced difficulty in either renewing leases for existing locations or securing leases for suitable locations for new stores.

     The table below summarizes certain information with respect to the our existing Bonus Dollar Stores located in Florida:

                                                                Estimated   Estimated
                                                                Gross Sq.  Sales Floor   Monthly
Location                                         Date Opened     Footage   Sq. Footage    Rent    Term (yrs.)
--------                                         -----------     -------   -----------    ----    -----------
1750 Sunshadow Dr. , Casselberry 32707            June 1999       3,600       3,000      $4,225        5*

7354 East Curry Ford, Orlando  32822              June 1999       2,400       2,200      $2,030        5.5

10147 University Blvd  Orlando Fl  32817          June 1999       3,000       2,600      $3,267         5

12 North U.S. Highway 17-92, Debary  32713        July 1999       2,400       2,200      $2,160         5

7800 Hwy 17-92, Suite 124, Fern Park  32730       July 1999       4,100       3,600      $3,582        5*

3812 Clyde Morris Blvd, Port Orange  32119     September 1999     3,600       3,200      $3,650         3

2243 Citrus Blvd. Suite 12, Leesburg 34748      November 1999     4,000       3,700      $3,033         5

3205 S. Bermuda Ave, Kissimmee 34746             March 2000       4,100       3,600      $3,536         3

8585 SW Hwy 200, Ocala 34481                      June 2000       3,600       3,000      $3,650        5*

2580 S Atlantic Ave Daytona Beach Shore 32118     July 2000      10,900       8,000      $6,360        5*

7628-20 103rd. St. Jacksonville 32210            August 2000     10,900       8,000      $5,644         5


                                       25

                                                                Estimated   Estimated
                                                                Gross Sq.  Sales Floor   Monthly
Location                                         Date Opened     Footage   Sq. Footage    Rent    Term (yrs.)
--------                                         -----------     -------   -----------    ----    -----------

1973 E. Hwy 60, Valrico 33594                     June 2000       4,000       3,600      $3,354        3*

6925 S. Hwy 301 Riverview 33569                   June 2000       3,000       2,400      $2,600         2

1536 W. Brandon Blvd., Brandon 33511              June 2000       2,600       2,400      $2,600         2

4270  Aloma Ave. Suite 132, Winter Park 32792  September 2000    10,900       8,000      $6,038         5

6210 Highway 98 North   Lakeland   33809        October 2000     10,900       8,000      $5,084         5

10369 SE HWY 441, Bellacourt 34420              December 2000    10,700       8,000      $5,265         5

1024 Highway A1A, #110 Satellite Beach 32937    January 2001      9,030       8,000      $6,125         5

*Renewal option equal to original term.


Purchasing

     Our purchasing department staff consists of our Vice President of Merchandise and one assistant. Our Chief Executive Officer also participates actively in our purchasing activities.


     We believe that our substantial buying power oriented towards a $1.00 price point contributes to our successful purchasing strategy. At the same time, we establish disciplined, targeted merchandise margin goals. We purchase merchandise from numerous sources, including directly from manufacturers, trading companies and brokers. No vendor accounted for more than 10% of total merchandise purchased in any one of the last two years or the nine months ended December 31, 2000. We frequently use new vendors to offer competitive, yet varied, product selection and high value. We have no long-term purchase contracts or other assurances of continued product supply or guaranteed product cost with any supplier. As the number of stores increases, we believe the added purchasing power will result in even lower purchase prices on repeat items.

     Our purchasing strategy balances imported merchandise and domestic products. We believe imported merchandise and domestic products currently account for approximately 40% and 60%, respectively, of our purchases. Our domestic products include name-brand merchandise from manufacturers and a variety of consumable products, housewares and paper and plastic goods. Our domestic purchasing program has evolved over the past year to include direct relationships with some manufacturers that may allow us to avoid mark-up and other additional costs charged by wholesalers and distributors from whom we would otherwise purchase such products.


Warehousing and Distribution

     Merchandise receiving and distribution is managed centrally from our distribution center located in Deland, Florida. Maintaining a strong receiving and distribution system is critical to our expansion and ability to maintain a low cost operating structure.

     Our inventory is shipped or picked up directly from suppliers and delivered to our distribution center, where the inventory is keyed into the warehouse system and then distributed to our stores. Our inventory is delivered to the stores by our own trucks, except for beverage items which are supplied directly by the distributors to our stores. All stores receive weekly shipments of merchandise from our distribution center based on their anticipated inventory requirements for that week.


     Our distribution center is located in Deland, Florida and our existing lease ends in June 2002. We have an option to renew this lease for an additional three years. We currently occupy 25,000 sq. ft. of office and warehouse space with an additional 45,000 sq. ft. of warehouse space available. Our total monthly lease payment is $4,210. We believe our existing operational distribution center can support approximately 75 stores with the available warehouse space.


Management information systems


     We have software and available hardware to implement point-of-purchase scanning which records, by bar code, each product at the time the items are sold. We believe that such implementation will provide us a competitive advantage by tracking item movement, producing detailed management reports, and instituting auto replenishment, resulting in a more efficient stock movement. Auto replenishment is a systemic method of restocking a store based on actual items sold as recorded by point-of-purchase scanning and helps to avoid lost sales due to popular items that are sold out. In addition, the stores are designed to offer many commonly used high volume items on a continuing basis and scanning will help prevent out-of-stock events.

     We are currently supported by various computer-based management information systems, including but not limited to:

     o    Automated centralized retrieval of daily store sales
     o Daily, weekly and monthly detail reports of sales and costs by merchandise category, store and expense detail
     o    Automated daily time management of all personnel and all stores
     o    Inventory tracking for all merchandise categories and locations
     o    Employee scheduling and time accounting
     o    Complete accounting systems including payroll and financial statements

     We plan to continually improve and update all management information systems as needed in order to achieve optimal efficiency in management information systems, inventory control and distribution, store operations and cost management.

Competition

     The market in which we operate in is highly competitive. We sell product lines which are similar to other deep-discount stores, single price point merchandisers, discount merchandisers, food markets, drug stores, club stores and other retailers. The industry also includes many individually owned and operated $1.00 stores. There is increasing competition with other wholesalers and retailers, including other deep-discount retailers, for the purchase of quality close-out and other special situation merchandise. Some of these competitors have substantially greater financial resources and buying power than us. Our ability to compete will depend on many factors including the success of our purchase and resale of such merchandise at lower prices than the competition. We may face intense competition in the future that could have an adverse effect on its business and results of operations.

Employees

     At February 9, 2001, we had 120 employees, including 57 full time employees, consisting of 106 in our retail operation, seven in our warehouse and distribution facility, and seven in management and administration. None of our employees is party to a collective bargaining agreement. We consider our relations with our employees to be satisfactory. We offer certain benefits, including health insurance, vacation and holiday pay, to our full-time employees.

Legal proceedings

     We are engaged in litigation in the ordinary course of our business, none of which we believe to be material.

Trademarks and service marks


     "Bonus Dollar Stores" is a registered service mark of our business and is being processed for listing on the United States Patent and Trademark Office Principal Register. We believe that our service mark is an important but not critical element of our merchandising strategy.

                                   MANAGEMENT

Executive Officers, Directors, Director Nominees And Key Employees

     Our executive officers, directors and key employees and their ages and positions with us as of December 15, 2000, are as follows:


NAME                          AGE       POSITION
----                          ---       --------
Jim Schafer                   39        Chief Executive Officer and
                                              Chairman
Tryggvi Jonsson               45        Director and Secretary
Jim Schnorf                   46        Director
Guy Heyl                      48        Chief Financial Officer
Cory Brick                    29        Vice President - Merchandise

     All directors hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

     Jim Schafer founded Bonus Stores in March 1999 and has served as the Chief Executive Officer and Chairman of the board of directors since its inception. From January 1996 until founding Bonus Stores, Mr. Schafer served as a consultant to domestic and foreign corporations including Baugur, a major Icelandic retailer, and Tesco, Europe's largest retailer. As a consultant Mr. Schafer advised on retail operations, merchandising and distribution. From 1984 to 1996, Mr. Schafer served in several positions with Wal-Mart Stores, Inc., most recently as Executive Vice president of Ek Chor Distribution System Co. Ltd. where he was responsible for the design, development and operation of 16 Lotus Supercenters throughout Thailand and China. As the Chief Executive Officer, Mr. Schafer is responsible for all aspects of the operation including the design, site selection, merchandise development, and the corporate growth of Bonus Stores.

     Tryggvi Jonsson has been a member of the board of directors and secretary of Bonus Stores since March 1999. In addition, Mr. Jonsson has been the Chief Operating and Chief Financial Officer of Baugur hf., an Icelandic retailer, since 1998. Previously, Mr. Jonsson was a partner with the accounting firm of KPMG from January 1, 1985 to June 30, 1998. He also serves as a board member for several other companies and professional organizations including Hans Petersen hf. (Kodak distributor), SMS P/f Island (retail), The Icelandic Federation of Employers, The Trade and Services Federation, The Icelandic Chamber of Commerce and The Association of Icelandic Auditors.

     Jim Schnorf has been a member of the board of directors since January 15, 2001. In addition, Mr. Schnorf is General Manager and the Chief Financial Officer of Madison & Wall Worldwide, a financial public relations firm in Longwood, Florida. Mr. Schnorf joined Madison & Wall Worldwide in February 1998. From June 1996 to February 1998, Mr. Schnorf was the Chief Executive Officer of Cardinal Capital, a limited liability corporation engaged in managing a fund that provides mezzanine financing and which takes a controlling interest in emerging growth companies. From 1988 to 1995, he served as Chief Financial Officer of Stevens Industries, Inc., a large manufacturer and distributor of laminated wood products. Mr. Schnorf earned a BS degree in accounting from Eastern Illinois University and an MBA from the University of Illinois and is a CPA and CMA. Mr. Schnorf has provided financial consulting to Bonus Stores and serves as a Director.

     Guy Heyl joined Bonus Stores in December 2000 as Chief Financial Officer. From 1995 until joining Bonus Stores, Mr. Heyl held the positions of Chief Financial Officer for the Pino Training Organization and Director of Finance for LiquidGolf.com Corporation. Previously, Mr. Heyl served as VP Finance and Chief Financial Officer for Omni Films International, Inc. and as VP Finance and acting CFO for Iwerks Entertainment, Inc., both NASDAQ NMS listed companies. Mr. Heyl started his career with the accounting firm of Price Waterhouse & Co. where he served from 1974 to 1979. He graduated from the University of Cincinnati in 1974 and is a CPA in Ohio and Florida. As Chief Financial Officer of Bonus Stores, he has the responsibility for the design and operation of the our accounting, tax and financial reporting.

     Cory Brick joined Bonus Stores in April 1999 and serves as the Vice President Merchandise. From 1998 until joining us, Mr. Brick served as a director of Youngquist Brothers, a construction and real estate development company. From 1993 to 1998 Mr. Brick held the position of General Sales Manager at Sam's Wholesale Club, a subsidiary of Wal-Mart Stores. Mr. Brick received his MBA in Marketing and International Business from the University of South Florida in 1997.


Board Committees And Compensation


     Our non-employee directors receive an annual retainer of $5,000, plus $1,000 for each meeting attended. Our non-employee directors are Messrs. Jonsson and Schnorf. It is our intention to grant each of these non-employee directors an option to purchase 10,000 shares of common stock at the initial public offering price.


     Our audit committee is composed of Messrs. Jonsson and Schnorf. Our compensation committee is composed of Messrs. Schafer and Jonsson.

                             EXECUTIVE COMPENSATION


     The following table sets forth certain information regarding compensation we paid to our Chief Executive Officer and our other executive officers whose income exceeded $100,000 for our last fiscal year ended March 31, 2000.


Summary compensation table

=================================================================================================================================

                                            Annual Compensation                Long-Term Compensation Awards
                                            -------------------                -----------------------------
                                                                                    Awards              Payouts
                                                                                    ------              -------
                                                                            Securities   Restricted
                                                                              Under       Shares or
                                                            Other Annual     Options     Restricted       LTIP        All Other
     Name and                Year     Salary      Bonus     Compensation     Granted     Share Units     Payouts    Compensation
Principal Position                      ($)        ($)          ($)             #           ($)            ($)          ($)
---------------------------------------------------------------------------------------------------------------------------------
Jim Schafer,                 2000    100,000       Nil          Nil            Nil           Nil           Nil          Nil
Chief Executive
Officer
=================================================================================================================================

     Aggregate Options Exercised in the Last Fiscal Year and Financial Year-End
Option Values. The following table sets out certain information relating to options exercised by the Named Officer during the last fiscal year and the value of unexercised in-the-money options held by such person as of March 31, 2000:

=================================================================================================================================
                                 Securities                            Unexercised Options at       Value of Unexercised in-the-
                                  Acquired         Aggregates                 FY-End                  Money Options at FY-End
                                 Exercise        Value Realized                 (#)                             ($)
    Name                            (#)              ($)             Exercisable/Unexercisable       Exercisable/Unexercisable
---------------------------------------------------------------------------------------------------------------------------------
Jim Schafer,                        Nil               Nil                       Nil                             Nil
Chief Executive Officer
=================================================================================================================================

     Options Granted in the Last Fiscal Year. The following table sets out certain information relating to options granted during the last fiscal year to the Named Executive Officer.

=================================================================================================================================
          Name            Securities    % of Total Options
                            Under           Granted to            Exercise Per     Market Value of Securities
                           Options         Employees in             Security      Underlying Options on the Date     Expiration
                           Granted        Financial Year         ($/Security)       of the Grant ($/Security)           Date
---------------------------------------------------------------------------------------------------------------------------------
Jim Schafer,                 Nil                Nil                   Nil                     Nil                        Nil
Chief Executive Officer
=================================================================================================================================


Compensation Pursuant to Plans

     2000 Stock Option Plan. On December 18, 2000 our board of directors adopted our 2000 Stock Option Plan. The 2000 plan will enable us to attract and retain top-quality employees, officers, directors and consultants and to provide such employees, officers, directors and consultants with an incentive to enhance stockholder return. The 2000 plan will allow the grant of options to purchase a maximum aggregate of 400,000 shares of common stock to our officers, directors, or other key employees and consultants.

     The board of directors or a committee of the board will administer the 2000 plan, and has complete discretion to select the optionees and terms and conditions of each option, subject to the provisions of the 2000 plan. Options granted under the 2000 plan may be "incentive stock options" as defined in
Section 411 of the Internal Revenue Code of 1986 or nonqualified options.


     Incentive stock options are intended to meet the requirements of the federal tax code which provide that the holder does not experience a taxable event until the disposition of the shares acquired upon exercise of the option. The holder of a nonqualified option would experience a taxable event at the time the option is exercised, regardless of whether or not the underlying stock is disposed of.

     The exercise price of incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of our capital stock ). The Internal Revenue Code currently limits to $100,000 the aggregate value of common stock that may be acquired in any one year pursuant to incentive stock options under the 2000 plan or any other option plan adopted by a company.


     Nonqualified options may be granted under the 2000 plan at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of common stock that may be acquired pursuant to such options in any one year.

     Subject to the limitations contained in the 2000 plan, options become exercisable at such times and in such installments (but not less than 20% per year) as the Committee shall provide in the terms of each individual stock option agreement. The Committee must also provide in the terms of each stock option agreement when the option expires and becomes unexercisable, and may also provide the option expires immediately upon termination of employment for any reason. No option held by directors, executive officers or other persons subject to Section 16 of the Securities Exchange Act of 1934 may be exercised during the first six months after such option is granted.

     Unless otherwise provided in the applicable stock option agreement, upon termination of employment of an optionee, all options that were then exercisable would terminate three months (twelve months in the case of termination by reason of death or disability) following termination of employment. Any options which were not fully vested and exercisable on the date of such termination would immediately be cancelled concurrently with the termination of employment.

     Options granted under the 2000 plan may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of our capital stock ). Options granted under the 2000 plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 2000 plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 2000 plan is effective for ten years, unless sooner terminated or suspended.

Director and Officer Indemnification

     Our articles of incorporation provide that we will indemnify our officers, directors and other eligible persons to the fullest extent permitted under the laws of the state of Florida. We have also entered into indemnification agreements with each of our current directors and executive officers which will provide for indemnification of, and advancement of expenses to, such persons for expenses and liability incurred by them by reason of the fact that they are or were a director, officer, or shareholder of Bonus Stores, Inc. including indemnification under circumstances in which indemnification and advancement of expenses are discretionary under Florida law.


     The position of the Securities and Exchange Commission is that, insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, the provisions are against public policy as expressed in the Securities Act of 1933 and are, therefore, unenforceable.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth the beneficial ownership of Bonus Stores, Inc.'s voting securities as of the closing date of this offering, by each person known by us to beneficially own 5% or more of the outstanding shares of our voting securities, each of our directors, our named executive officers, and all directors and executive officers as a group. The applicable percentage is based on 1,500,000 shares outstanding and 3,000,000 shares to be outstanding upon consummation of this offering. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners.

                                           Before Offering                          After Offering
---------------------------------------------------------------------------------------------------
                                   Amount and                         Amount and
                                    Nature of         Percent of       Nature of      Percent of
 Name of Beneficial                 Beneficial          Class         Beneficial         Class
  Owner (1)                        Ownership (2)         (%)          Ownership (2)       (%)
---------------------------------------------------------------------------------------------------

James Schafer                        750,000            50.0%          750,000            25.0%
---------------------------------------------------------------------------------------------------
Tryggvi Jonsson                      175,000            11.7%          175,000             5.8%
Skutuvogi 7
104 Reykjavik, Iceland
---------------------------------------------------------------------------------------------------
James Schnorf (6)                    300,000            20.0%           75,000(5)          2.4%
---------------------------------------------------------------------------------------------------
Baugur hf., (3)                      400,000            26.6%          400,000            13.3%
Skutuvogi 7
104 Reykjavik, Iceland
---------------------------------------------------------------------------------------------------
Madison & Wall                       300,000            20.0%           75,000             2.4%
Worldwide (4)
195 Wekiva Springs Road,
Suite 200
Longwood, Fl 32779
---------------------------------------------------------------------------------------------------
All officers and directors           925,000            61.7%          925,000             30.8
as a group (2 persons)
---------------------------------------------------------------------------------------------------
--------------------


*    Less than 1%

(1) Except as otherwise indicated, the address of each beneficial owner is c/o Bonus Stores, Inc. 2520 West Highway 44, DeLand, Florida 32720.


(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them.


(3)  Baugur hf., is a public corporation.

(4) The amount shown represents the right to acquire 300,000 shares of our common stock pursuant to exercisable stock options. Mr. Schnorf is the General Manager, Chief Financial Officer and a principal shareholder of Madison & Wall Worldwide. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, James Schnorf, Dodi Handy, Bruce Elliott, Michael Manion, and Scott Gibson, collectively, may be deemed a control person of the shares owned by Madison & Wall Worldwide.

(5) Assumes the exercise by the underwriter of the over-allotment option to purchase 225,000 shares of common stock from Madison & Wall Worldwide.


(6) The amount shown represents the right to acquire 300,000 shares of our common stock pursuant to exercisable stock options held by Madison & Wall Worldwide. Mr. Schnorf is the General Manager, Chief Financial Officer and a principal shareholder of Madison & Wall Worldwide, with beneficial ownership of approximately 20% of the outstanding common stock.

                              CERTAIN TRANSACTIONS


     On February 15, 2000, we engaged the services of Madison & Wall Worldwide to provide financial consulting and to assist us in our capital formation including the possibility of an initial public offering. The agreement provided for a $25,000 retainer and additional fees of up to $75,000 upon certain events occurring, such as a completion of a reverse merger transaction or initial public offering. In addition, the agreement provided that Madison & Wall Worldwide would receive 7% ownership in Bonus Stores on a fully diluted basis, upon our initial public offering.

     On June 19, 2000, the agreement with Madison & Wall Worldwide was amended to provide for the immediate granting of an option for 300,000 shares of Bonus Stores, as adjusted in accordance with the reverse split of our common stock, at an exercise price of $1.00 in lieu of the provision that would have issued stock upon consummation of our initial public offering. The option carries full piggyback registration rights as well as a single demand registration right at our expense if the shares are not registered within six months after the initial public offering. In the event the option to purchase 300,000 shares granted to Madison & Wall Worldwide result in Madison & Wall Worldwide having less than 7% of the shares outstanding on a fully diluted basis, excluding up to 400,000 option shares pursuant to our stock option plan which may be issued, provided these option shares have an exercise price at least equal to the initial public offering price, then Madison & Wall Worldwide shall be issued additional option shares at an exercise price of $1.00 to increase Madison & Wall Worldwide's ownership to 7%. This additional option grant requirement shall be void 90 days after Madison & Wall Worldwide's initial 300,000 options are fully registered. We are also required to register a sufficient quantity of shares of our common stock issuable to Madison & Wall Worldwide in this offering to allow Madison & Wall Worldwide to sell any quantity for which demand is present in the over-allotment.


     As of March 31, 2000, one of our stockholders committed to loan to us up to $4,000,000. In fulfillment of this commitment, in March 2000, Baugur hf., an Icelandic corporation, guaranteed, along with Jim Schafer our CEO, a term loan facility with an Icelandic bank in the amount of $2,000,000. In May 2000, an additional term loan facility of $1,000,000 was obtained under substantially the same terms and guarantees. In August 2000, Baugur hf. directly advanced an additional $1,000,000 to Bonus Stores.

     On September 14, 2000, Baugur hf. agreed to assume the $3,000,000 debt along with approximately $61,000 of accrued interest owed by us to the Icelandic bank. The assumption of $3,060,776 debt and accrued interest, along with the $1,000,000 advanced in August, was converted into 750,000 shares of series A preferred stock. This series A preferred stock carries a liquidation preference and rights to conversion into 1,000,000 shares of our common stock one year after an initial public offering.


     Except for the above-referenced transactions, there have been no loans to, or material transactions with, any of our affiliates. In the event we enter into any material transactions with our affiliates in the future, our policy is that such transactions must be made on terms that are no less favorable to us than those generally available from unaffiliated third parties. All future material affiliated transactions and loans, and any forgiveness of loans with affiliates, must be approved by a majority of the independent directors who do not have an interest in the transactions and who have access at our expense, to either our counsel or independent legal counsel.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.001 per share, of which 1,500,000 shares were issued and outstanding as of the date hereof, and 5,000,000 shares of "blank check" preferred stock, of which 750,000 shares of convertible series A preferred common stock have been issued as of the date hereof.

Units


     The units being offered under this prospectus consists of two shares of our common stock and two class A warrants, each exercisable to purchase one share of our common stock.


Common Stock

     The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of Bonus Stores, Inc., the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

     The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered by the selling stockholders hereby, when issued against the consideration set forth in this prospectus, will be, validly issued, fully-paid and non-assessable.


Class A warrants


     Each class A warrant represents the right to purchase one share of common stock at an initial exercise price of $7.20 per share (120% of the offering price of one share of common stock in this prospectus) for a period of five years from the date hereof. The exercise price and the number of shares issuable upon exercise of the class A warrants will be adjusted upon the occurrence of the following events:

     o    issuance of common stock as a dividend on shares of common stock,
     o subdivisions, reclassifications or combinations of the common stock or similar events.

     The class A warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of common stock for less than the exercise price of the class A warrants or the current market price of our securities and do not entitle class A warrant holders to any voting or other rights as a shareholder until such class A warrants are exercised and common stock is issued.

     Class A warrants may be redeemed in whole or in part at our option after one year from the date hereof, upon 30 days' notice and with the consent of Rushmore Securities Corp., at a redemption price equal to $.10 per class A warrant if the closing price of our common stock on The Nasdaq SmallCap Market (or the Bulletin Board) is at least $9.00 per share (150% of the offering price of one share of common stock in this prospectus) for 20 consecutive trading days, ending not earlier than 15 days before the class A warrants are called for redemption.


     Holders of class A warrants may exercise their class A warrants for the purchase of shares of common stock only if a current prospectus relating to such shares is then in effect and only if such shares are qualified for sale, or deemed to be exempt from qualification under applicable state securities laws. We are required to use our best efforts to maintain a current prospectus relating to such shares of common stock at all times when the market price of the common stock exceeds the exercise price of the class A warrants until the expiration date of the class A warrants, although there can be no assurance that we will be able to do so.

     The shares of common stock issuable on exercise of the class A warrants will be, when issued in accordance with the class A warrants, duly and validly issued, fully paid and non-assessable. At all times that the class A warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding class A warrants.

     For the term of the class A warrants, the holders thereof are given the opportunity to profit from an increase in the per share market price of our common stock, with a resulting dilution in the interest of all other stockholders. So long as the class A warrants are outstanding, the terms on which we could obtain additional capital may be adversely affected. The holders of the class A warrants might be expected to exercise the class A warrants at a time when we would, in all likelihood, be able to obtain additional capital by a new offering of securities on terms more favorable than those provided by the class A warrants.

Preferred Stock

     General. Under our articles of incorporation, our Board of Directors are authorized, subject to any limitations prescribed by the laws of the Florida, but without further action by our shareholders, to provide for the issuance of up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. Our Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, for example in connection with a shareholder right's plan, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding stock.

Series A Preferred Stock


     The series A preferred stock consists of 750,000 shares. The series A preferred stockholders are not entitled to dividends and shall on any voluntary or involuntary liquidation, dissolution, or winding up of the corporation receive a preferential amount of $4.00 per share. Except for matters that are specifically related to preferred shares, the holders of preferred stock do not have any voting rights. The holder of any shares of the series A preferred stock, may at any time one year from the initial public offering of the common stock of the corporation or December 31, 2001, whichever is earlier, convert said shares to common shares. On surrender at the office of the corporation or office of the transfer agent of the shares of the certificate or certificates for the preferred shares, duly endorsed to the corporation, the holder shall be entitled to receive 1.3333 common shares for each preferred share so converted on payment of transfer taxes, if any, on the common shares to be issued in exchange for the preferred share.


Transfer Agent And Registrar


     The transfer agent and registrar for our common stock and class A warrants is Continental Stock Transfer and Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE


     Shares Outstanding and Freely Tradable After Offering. Upon completion of this offering, we will have approximately 3,000,000 shares of common stock outstanding. The 1,500,000 shares of common stock to be sold by Bonus Stores, Inc. in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held by "affiliates" of Bonus Stores, Inc., as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144.

     The remaining 1,500,000 shares outstanding upon completion of the offering will be "restricted securities" as that term is defined in Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Of these restricted securities, 15,000 shares are eligible for immediate sale pursuant to Rule 144 under the Securities Act.


     In addition, we have reserved for issuance the following shares:

          o 1,000,000 shares of common stock issuable upon the conversion of 750,000 shares of series A preferred stock

          o 1,500,000 shares of common stock issuable upon the exercise of 1,500,000 class A warrants underlying the units sold in this offering


          o 300,000 shares of common stock issuable upon the exercise of options granted to Madison & Wall Worldwide at an exercise price of $1.00


          o 400,000 shares of common stock reserved for issuance pursuant to our 2000 Stock Option Plan

          o 225,000 shares of common stock and 225,000 warrants subject to the underwriter's over-allotment option

          o 150,000 shares of common stock and 150,000 warrants issuable upon the exercise of the underwriters' warrants


     Except for the possible sale of 225,000 shares of our common stock by Madison & Wall Worldwide upon exercise of the over-allotment option, our directors, officers and 5% stockholders have agreed that they will not sell directly or indirectly, any shares of common stock without the prior written consent of the underwriters for a period of 12 months from the date of this prospectus.


     Rule 144. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of us, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately 30,000 shares after this offering) or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about us is satisfied. In addition, affiliates of ours must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.


     As of February 1, 2001, there were approximately 7 holders or record of our common stock.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the underwriting agreement, the underwriter named below has agreed to purchase from Bonus Stores, Inc., and Bonus Stores, Inc. has agreed to sell to the underwriter, the number of units set forth opposite the underwriter's name below, excluding units set aside for options granted for over-allotments. Rushmore Securities Corp. shall serve as the managing underwriter for the offering.

================================================================================
UNDERWRITERS                                                   UNITS
--------------------------------------------------------------------------------
Rushmore Securities Corp.....................
--------------------------------------------------------------------------------
Total........................................                 750,000
================================================================================

     Rushmore Securities Corp. has agreed, subject to the terms and conditions of the underwriting agreement, to purchase from us all of the shares of common stock offered hereby. The underwriter's principal business function is to act as a retail brokerage firm purchasing and selling the securities of publicly traded companies on behalf of its clients. There are no material relationships between our promoters and the underwriter.


     The managing underwriter has advised us that it proposes to offer the units purchased by it directly to the public at the public offering set forth on the cover page of this prospectus and to certain dealers at a price that represents a concession of $1.20 per unit. The managing underwriter is committed to purchasing and paying for all of the units any units are taken. After the initial public offering of the units, the offering price and the selling terms may be changed in the sole discretion of the managing underwriter. The managing underwriter does not intend to sell any of our securities to accounts for which it exercises discretionary authority.


     We have also granted the managing underwriter an overallotment option, exercisable within 45 days from the date of this prospectus, to purchase 112,500 units at the public offering price less the underwriting discount, of which 225,000 shares of common stock will be purchased from Madison & Wall Worldwide and 225,000 warrants will be purchased from us. Madison & Wall Worldwide bears all costs and expenses associated with their portion of the over-allotment option, including the underwriter's discount. The managing underwriter is otherwise under no obligation to exercise their over-allotment option or purchase any shares of common stock or class A warrants subject to the overallotment option.

     The managing underwriter shall purchase the units (including units subject to the overallotment option) at a price of $10.80 per unit. In addition, we have agreed to pay the managing underwriter a 2% non-accountable expense allowance on the aggregate initial public offering price of the units. In the event the over-allotment option is exercised, Madison & Wall Worldwide will pay the 2% non-accountable expense allowance on the aggregate initial public offering price of the units subject to the overallotment option.

     We have agreed to issue the underwriter's warrants to the managing underwriter for a consideration of $10. The underwriter's warrants are exercisable at any time in the five year period commencing one year from the date of this prospectus to purchase up to an aggregate of 75,000 units for $14.40 per unit in cash (120% of the offering price of the units). The units which may be purchased upon exercise of the underwriter's warrants and will be identical to the units offered to the public, except that the redeemable common stock purchase warrants included in the underwriter's shares of common stock will be exercisable to purchase shares of common stock at a purchase price equal to 120% of the effective public offering price for the common stock in this offering. The underwriter's warrants are not transferable for one year from the date of this prospectus except (i) to an underwriter or a partner or officer of an underwriter or (ii) by will or operation of law. During the term of the underwriter's warrants, the holder thereof is given the opportunity to profit from an increase in the per share market price of our securities. As long as the underwriter's warrants are outstanding, we may find it more difficult to raise additional equity capital. At any time at which the underwriter's warrants are likely to be exercised, we would probably be able to obtain additional equity capital on more favorable terms. If we file a registration statement relating to an equity offering under the provisions of the 1933 Act at any time during the five-year period following the date of this prospectus, the holders of the underwriter's warrants or underlying shares of common stock will have the right, subject to certain conditions, to include in such registration statement, at our expense, all or part of the underlying shares of common stock at the request of the holders.

     In connection with the offering, the managing underwriter and selling group members (if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock or class A warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid or purchase common stock or warrants for the purpose of stabilizing their market prices. In connection with the offering , the underwriters may make short sales of the issuer's shares and may purchase the issuer's shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. The underwriters may close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our stock or preventing or retarding a decline in the market price of our stock. As a result, the price of the our stock may be higher than the price that might otherwise exist in the open market. Any of the transactions described in this paragraph may result in the maintenance of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


     In connection with the Offering, the Underwriter may also purchase and sell the common stock and warrants in the open market. These transactions may include overallotment and stabilizing transactions as described above, and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purposes of preventing or retarding a decline in the market price of the common stock and warrants; and syndicate short positions involve the sale by the underwriter of a greater number of shares of common stock or of warrants than they are required to purchase from us in the offering. The managing underwriter also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the common stock and warrants sold in the offering for their account may be reclaimed by the managing underwriter if such securities are repurchased by the managing underwriter in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock and warrants, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq SmallCap Market.


     Our common stock has not been quoted or traded on any securities market prior to this offering. Accordingly, we are determining the price of the common stock and exercise price of the class A warrants in this offering in the same manner that the price of common stock offered in an initial public offering is determined, through consultation and negotiation with the representative of the underwriters. Among the factors to be considered in such negotiations are the preliminary demand for the common stock, the prevailing market and economic conditions, our results of operations, estimates of our business potential and earnings prospects, the present state of our business operations, an assessment of our management, the number of shares of common stock being offered and the total number of shares to be outstanding upon completion of this offering, the price that purchasers might be expected to pay for the common stock given our business and the general condition of the securities markets at the time of the offering, the consideration of these factors in relation to the market valuation of comparable companies in related businesses or whose operations are conducted in the same geographic area as ours and the current condition of the markets in which we operate. There can be no assurance that an active trading market will develop for the common stock or class A warrants after this offering or that the common stock will trade in the public market subsequent to this offering at or above the initial public offering price.

     We have agreed to indemnify the managing underwriter against certain liabilities including liabilities under the Securities Act and to contribute in certain events to liabilities incurred by the managing underwriter in connection with the sale of our units. In the opinion of the Securities and Exchange Commission, indemnification against liabilities under the Securities Act is against public policy and is therefore unenforceable.

                                  LEGAL MATTERS

     Certain legal matters in connection with the Offering will be passed upon for Bonus Stores, Inc. by Sichenzia, Ross & Friedman LLP, New York, New York.

                                     EXPERTS

     Our financial statements as of March 31, 2000 and 1999 and for the period from inception on January 25, 1999 to March 31, 1999 and the year ended March 31, 2000 have been included in this prospectus in reliance on the report of McGladrey & Pullen, LLP, independent certified public accountants, as given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     Bonus Stores, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

     Bonus Stores, Inc. has filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other

                               BONUS STORES, INC.

                              Financial STATEMENTS

                             MARCH 31, 2000 AND 1999
                                       AND
                               FOR THE NINE MONTHS
                        ENDED DECEMBER 31, 2000 AND 1999

                                    CONTENTS

--------------------------------------------------------------------------------
INDEPENDENT AUDTOR'S REPORT ON THE
   CONSOLIDATED FINANCIAL STATEMENTS                                       F-1
--------------------------------------------------------------------------------

   CONSOLIDATED FINANCIAL STATEMENTS

   Consolidated balance sheets                                      F-2 and F-3

   Consolidated statements of operations                                    F-4

   Consolidated statements of stockholders' equity                          F-5

   Consolidated statements of cash flows                                    F-6

   Notes to consolidated financial statements                         F-7 - F-14

--------------------------------------------------------------------------------

                          Independent Auditor's Report


To the Stockholders
BONUS STORES, INC.
DeLand, Florida

We have audited the accompanying consolidated balance sheets of Bonus Stores, Inc. as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended March 31, 2000 and for the period from inception on January 25, 1999 to March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bonus Stores, Inc. as of March 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended March 31, 2000 and for the period from January 25, 1999 to March 31, 1999, in conformity with generally accepted accounting principles.





Champaign, Illinois
May 12, 2000, except for Note 7 as to
  which the date is October 30, 2000

BONUS STORES, INC.

CONSOLIDATED BALANCE SHEETS


                                         December 31,    March 31,     March 31,
ASSETS                                       2000          2000          1999
                                          ----------    ----------    ----------
                                          (Unaudited)
Current Assets
  Cash                                    $  447,840    $  293,366    $  114,655
  Inventories                              1,422,283       476,729          --
  Prepaid expenses                            18,298        29,810          --
  Prepayments to vendors                        --            --         103,518
  Deferred offering costs                    107,235          --            --
                                          ----------    ----------    ----------
Total current assets                       1,995,656       799,905       218,173
                                          ----------    ----------    ----------

Other Assets
  Lease deposits                             141,953        68,537        27,349
  Prepaid expense                               --          25,000          --
  Deferred debt expense                         --          14,000          --
                                          ----------    ----------    ----------
                                             141,953       107,537        27,349
                                          ----------    ----------    ----------

Property and Equipment
  Furniture and fixtures                     494,073       183,359        58,073
  Leasehold improvements                     347,981       110,120          --
  Machinery and equipment                     12,853         9,532          --
  Office equipment                           183,282       107,810          --
  Signage                                    136,942        48,558          --
  Vehicles                                    16,703          --            --
                                          ----------    ----------    ----------
                                           1,191,834       459,379        58,073
Less accumulated depreciation                148,652        51,641          --
                                          ----------    ----------    ----------
                                           1,043,182       407,738        58,073
                                          ----------    ----------    ----------







                                          $3,180,791    $1,315,180    $  303,595
                                          ==========    ==========    ==========


See Notes to Financial Statements.



BONUS STORES, INC.

CONSOLIDATED BALANCE SHEETS


LIABILITIES AND                                December 31,     March 31      March 31,
  STOCKHOLDERS' EQUITY                             2000            2000          1999
                                                -----------    -----------    -----------
                                                (Unaudited)
Current Liabilities
  Notes payable                                 $   600,000    $    25,000    $      --
  Accounts payable                                  281,805         84,887           --
  Accrued expenses                                  256,732        103,038          1,074
                                                -----------    -----------    -----------
        Total current liabilities                 1,138,537        212,925          1,074
                                                -----------    -----------    -----------

Long-Term Liabilities
  Long-term debt                                       --        2,000,000        297,773
  Other                                               4,509          7,274           --
                                                -----------    -----------    -----------
        Total long-term liabilities                   4,509      2,007,274        297,773
                                                -----------    -----------    -----------

Commitments (Notes 2, 4, 5, and 9)

Stockholders' Equity
  Series A preferred stock, no par value,
    with a liquidation value of $4.00 per
    share, nonvoting, authorized 750,000 shares;
    issued and outstanding 750,000 shares         4,060,776           --             --
  Preferred stock, no par value; authorized
    4,250,000 shares; issued and outstanding
    none                                               --             --             --
  Common stock, par value $0.001; authorized
    20,000,000 shares; issued and outstanding
    1,500,000 shares                                  1,500          1,500          1,500
  Additional paid in capital                       (881,619)      (905,019)        60,000
  Accumulated deficit                            (1,142,912)          --          (55,252)
                                                -----------    -----------    -----------
                                                  2,037,745       (903,519)         6,248
  Less: Subscriptions receivable                       --           (1,500)        (1,500)
                                                -----------    -----------    -----------
                                                  2,037,745       (905,019)         4,748
                                                -----------    -----------    -----------

                                                $ 3,180,791    $ 1,315,180    $   303,595
                                                ===========    ===========    ===========

See Notes to Financial Statements.

                                           F-3

BONUS STORES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             Period from
                                                                              Inception
                                                                             (January 25,
                                     Nine Months Ended          Year Ended     1999) to
                                        December 31,             March 31,     March 31,
                                    2000           1999            2000          1999
                                 -----------    -----------    -----------    -----------
                                        (Unaudited)
Net sales                        $ 3,555,081    $   764,045    $ 1,069,076    $      --
Cost of goods sold                 2,262,833        449,238        710,865           --
                                 -----------    -----------    -----------    -----------
        Gross profit               1,292,248        314,807        358,211           --

Operating expenses:
  Selling, general and
    administrative expenses        2,246,359        771,250      1,167,728         54,594
    Depreciation                      95,750         21,878         51,641           --
                                 -----------    -----------    -----------    -----------

        Total operating
          expenses                 2,342,109        793,128      1,219,369         54,594
                                 -----------    -----------    -----------    -----------

        Operating loss            (1,049,861)      (478,321)      (861,158)       (54,594)

Nonoperating income (expense):
  Interest income                     14,182          4,434          5,914            416
  Interest expense                  (113,407)       (58,885)       (56,354)        (1,074)
  Other income                         6,174            536          1,831           --
                                 -----------    -----------    -----------    -----------
        Loss before taxes         (1,142,912)      (532,236)      (909,767)       (55,252)

Income tax benefit                      --             --             --             --
                                 -----------    -----------    -----------    -----------

        Net loss                 $(1,142,912)   $  (532,236)   $  (909,767)   $   (55,252)
                                 ===========    ===========    ===========    ===========

Net Loss Per Share:
  Basic and diluted              $     (0.76)   $     (0.35)   $     (0.61)   $     (0.04)
                                 ===========    ===========    ===========    ===========

Weighted Average Shares
  Outstanding:
  Basic and diluted                1,500,000      1,500,000      1,500,000      1,500,000
                                 ===========    ===========    ===========    ===========


See Notes to Financial Statements.

                                         F-4

BONUS STORES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
From Inception (January 25, 1999) to December 31, 2000


                                           Series A                    Additional
                                           Preferred      Common        Paid In     Accumulated   Subscriptions
                                             Stock         Stock        Capital       Deficit      Receivable        Total
                                          -----------   -----------   -----------   -----------    -----------    -----------
Balance, January 25, 1999                 $      --     $      --     $      --     $      --      $      --      $      --

  Capital contributions
    by stockholders                              --           1,500        60,000          --           (1,500)        60,000
  Net loss                                       --            --            --         (55,252)          --          (55,252)
                                          -----------   -----------   -----------   -----------    -----------    -----------

Balance, March 31, 1999                          --           1,500        60,000       (55,252)        (1,500)         4,748

  Net loss                                       --            --            --        (909,767)          --         (909,767)
  Reclassification of accumulated
    deficit                                      --            --        (965,019)      965,019           --             --
                                          -----------   -----------   -----------   -----------    -----------    -----------

Balance, March 31, 2000                          --           1,500      (905,019)         --           (1,500)      (905,019)

  Salary to officer (unaudited)                  --            --            --            --              750            750
  Stockholder's assumption of debt
    and accrued interest of $3,060,776
    plus contribution of $1,000,000 of
    cash in exchange for 750,000
    shares of Series A preferred
    stock (unaudited)                       4,060,776          --            --            --              750      4,061,526
  Stock options granted (unaudited)              --            --          23,400          --             --           23,400

  Net loss (unaudited)                           --            --            --      (1,142,912)          --       (1,142,912)
                                          -----------   -----------   -----------   -----------    -----------    -----------

Balance, December 31, 2000 (unaudited)    $ 4,060,776   $     1,500   $  (881,619)  $(1,142,912)   $      --      $ 2,037,745
                                          ===========   ===========   ===========   ===========    ===========    ===========


See Notes to Financial Statements.

                                                        F-5


BONUS STORES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    Period from
                                                                                                     Inception
                                                                                                    (January 25,
                                                            Nine Months Ended         Year Ended      1999) to
                                                               December 31,            March 31,      March 31,
                                                           2000            1999          2000           1999
                                                        -----------    -----------    -----------    -----------
                                                                (Unaudited)
Cash Flows from Operating Activities
  Net loss                                              $(1,142,912)   $  (532,236)   $  (909,767)   $   (55,252)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation                                             95,750         21,878         51,641           --
    Amortization of deferred debt expense                    14,000           --             --             --
    Subscription receivable charged to
      compensation expense                                      750           --             --             --
    Compensation under stock option agreement                23,400           --             --             --
    Change in assets and liabilities:
      (Increase) decrease in:
        Accounts receivable                                    --          (11,700)          --             --
        Inventories                                        (945,554)      (501,823)      (476,729)          --
        Prepayments to vendors, prepaid expenses
          and other assets                                  (36,904)        21,112          7,520       (130,867)
      Increase in:
        Accounts payable and accrued expenses               411,388        183,379        186,851          1,074
                                                        -----------    -----------    -----------    -----------
          Net cash used in operating activities          (1,580,082)      (819,390)    (1,140,484)      (185,045)
                                                        -----------    -----------    -----------    -----------

Cash Flows from Investing Activities
  Purchase of property and equipment                       (731,194)      (344,551)      (388,205)       (58,073)
                                                        -----------    -----------    -----------    -----------
          Net cash used in investing activities            (731,194)      (344,551)      (388,205)       (58,073)
                                                        -----------    -----------    -----------    -----------
Cash Flows from Financing Activities
  Proceeds from debt                                      1,600,000      1,126,000      1,702,227        297,773
  Payments on notes payable                                 (25,000)          --           25,000           --
  Deferred debt expense paid                                   --             --          (14,000)          --
  Deferred offering costs paid                             (107,235)          --             --             --
  Capital contributed by stockholders                     1,000,000           --             --           60,000
  Proceeds from subscription receivable                         750           --             --             --
  Other                                                      (2,765)        10,607         (5,827)          --
                                                        -----------    -----------    -----------    -----------

          Net cash provided by financing activities       2,465,750      1,126,000      1,707,400        357,773
                                                        -----------    -----------    -----------    -----------
          Net increase (decrease) in cash                   154,474        (37,941)       178,711        114,655

Cash
  Beginning                                                 293,366        114,655        114,655           --
                                                        -----------    -----------    -----------    -----------
  Ending                                                $   447,840    $    87,321    $   293,366    $   114,655
                                                        ===========    ===========    ===========    ===========

Supplemental Disclosure of Cash Flow Information
  Cash payments for:
    Interest                                            $    53,195    $      --      $    47,124    $      --
                                                        ===========    ===========    ===========    ===========

Supplemental Disclosure of Noncash Investing Activity
  Debt assumed and exchanged for issuance of
  Series A preferred stock                              $ 3,000,000    $      --      $      --      $      --
                                                        ===========    ===========    ===========    ===========

Accrued interest assumed and exchanged for
  issuance of Series A preferred stock                  $    60,776    $      --      $      --      $      --
                                                        ===========    ===========    ===========    ===========


See Notes to Financial Statements.

                                                F-6

BONUS STORES, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information With Respect to the Nine Months Ended December 31, 2000 is
Unaudited)
--------------------------------------------------------------------------------

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: Bonus Stores, Inc. (Company), which is headquartered in DeLand, Florida, operates eight (seventeen at December 31, 2000) discount variety retail stores throughout central Florida which sell candy and food, seasonal goods, art-and-craft supplies, party goods, toys, beauty and health care products, stationery and other consumer items at a single price point of $1.25 ($1.00 at December 31, 2000). The Company is headquartered in DeLand, Florida.

The Company was originally formed on January 25, 1999 as a limited liability company under the name Bonus Stores, L.C. Effective March 31, 2000, Bonus Stores, Inc. was formed by the members of Bonus Stores, L.C. and it acquired all of the assets and assumed all of the liabilities of Bonus Stores, L.C. The assets acquired and liabilities assumed were recorded at the carrying value to Bonus Stores, L.C., since Bonus Stores, L.C. and Bonus Stores, Inc. are entities under common control.

Since Bonus Stores, Inc. and Bonus Stores, L.C. were under common control prior to the acquisition, the financial statements have been stated as if the transaction had occurred on January 25, 1999.

Significant accounting policies:

Principles of consolidation: The consolidated financial statements include the accounts of Bonus Stores, Inc. and its wholly owned subsidiary, Bonus Stores, L.C. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates in the preparation of financial statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories: Inventories are valued at the lower of cost (average method) or market.

Prepayments to vendors: The Company accounts for payments made to vendors, prior to receipt of the related inventory, as prepayments to vendors. This account is relieved upon receipt of the inventory.

Deferred offering costs: Deferred offering costs, which are specific incremental costs directly attributable to a planned initial public offering, have been capitalized and will be charged against the proceeds from the offering.

Property and equipment: Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over lives ranging from three to ten years. Leasehold improvements are amortized utilizing the straight-line method over the estimated useful lives of the assets or terms of the related leases, whichever is shorter.

Start-up costs: The Company expenses the costs of opening new stores as they are incurred.

BONUS STORES, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information With Respect to the Nine Months Ended December 31, 2000 is
Unaudited)
--------------------------------------------------------------------------------

Long-lived assets: The Company adopted Statement on Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Statement required the recognition of an impairment loss on a long-lived asset when events and circumstances indicate that the estimate of undiscounted future cash flows expected to be generated by the asset are less than its carrying amount.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

For the year ended March 31, 2000 and for the period from January 25, 1999 to March 31, 1999, the Company was operating under income tax laws which provide that, in lieu of corporation income taxes, the owners separately accounted for the Company's items of income, deductions, losses and credits. As of March 31, 2000, there were no significant temporary differences. Effective March 31, 2000, the Company became subject to income taxes as a C-corporation.

Reclassification of accumulated deficit: As a result of the change from a limited liability company to a C-corporation, the deficit accumulated of $965,019 through March 31, 2000, has been reclassified to additional paid in capital.

Stock-based compensation: The Company applies APB Opinion 25 in accounting for its stock options for employees and directors. Options to third parties are accounted for under FASB Statement No. 123.

Net loss per share: Basic and diluted net loss per common share were determined by dividing net loss available for common shareholders by the weighted average common shares outstanding during the period. Basic and diluted net loss per share are the same. As of March 31, 2000 and 1999, respectively, there were no outstanding common stock options or convertible preferred shares. As of December 31, 2000, all outstanding common stock options (300,000) and convertible preferred shares (1,000,000) have been excluded from the computation of diluted net loss per share as they are considered antidilutive.

Fair value of financial instruments: The Company's financial instruments consist mainly of cash, accounts payable, and long-term debt. The carrying amounts of these instruments approximate their fair value.

Revenue recognition: The Company recognizes revenues from the sale of merchandise at the time the merchandise is sold.

BONUS STORES, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information With Respect to the Nine Months Ended December 31, 2000 is
Unaudited)
--------------------------------------------------------------------------------

New pronouncements: In March 2000, the Financial Accounting Standards Board
(FASB) issued interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB Opinion No. 25." The interpretation clarifies the application of APB Opinion No. 25 in specified events, as defined. The interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date, the effects of applying this interpretation would be recognized on a prospective basis from the effective date. Accordingly, upon initial application of the final interpretation, (a) no adjustment would be made to the financial statements for periods before the effective date and (b) no expense would be recognized for any additional compensation cost measured that is attributable to periods before the effective date. The Company expects that the adoption of this interpretation would not have any effect on the accompanying financial statements.

Unaudited interim results: The accompanying balance sheet as of December 31, 2000, the statements of income and cash flows for the nine months ended December 31, 2000 and 1999 and the statement of stockholders' equity for the nine months ended December 31, 2000 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of these periods. The data disclosed in the notes to financial statements for these periods are unaudited.


Note 2. Note Payable, Long-Term Debt and Financing Arrangements/Related Parties

Note Payable
------------

As of March 31, 2000, the Company has a $25,000, unsecured, noninterest bearing note payable to a related party which is due on demand.

Long-Term Debt
--------------

Long-term debt consists of:

                                                                                    March 31,      March 31,
   Payable             Rate                         Payment Terms                     2000           1999
------------------------------------------------------------------------------------------------------------
Bank           LIBOR rate of        Interest only payable quarterly through
               interest plus 130    June 2002, then due in quarterly principal
               130 basis points     payments of $93,750 plus interest, final
               (an effective rate   installment due March 2006, no collateral,
               of 7.42% at          guaranteed by the Company's owners
               March 31, 2000)                                                    $ 2,000,000      $    --

Related                 8%          Due in monthly payments of interest
Party                               only through March 2000, then due in
                                    monthly payments of $3,613 including
                                    interest, final installment due 2010                 --          297,773
                                                                                  --------------------------
                                                                                    2,000,000        297,773
                                    Less current maturities                              --             --
                                                                                  --------------------------
                                                                                  $ 2,000,000      $ 297,773
                                                                                  ==========================

BONUS STORES, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information With Respect to the Nine Months Ended December 31, 2000 is
Unaudited)
--------------------------------------------------------------------------------

Aggregate maturities of long-term debt are as follows:

                                                                  March 31,
                                                                    2000
                                                               -------------
2001                                                            $      --
2002                                                                 93,750
2003                                                                375,000
2004                                                                375,000
2005                                                                375,000
Thereafter                                                          781,250
                                                               -------------
                                                                $ 2,000,000
                                                               =============

Financing Arrangements/Related Parties
--------------------------------------

During the year ended March 31, 2000 and the period from January 25, 1999 to March 31, 1999, the Company recognized interest expense to related parties of $44,885 and $1,074, respectively. During the nine months ended December 31, 2000 and 1999, the Company recognized interest expense to related parties of none and $33,665, respectively.

As of March 31, 2000, one of the Company's stockholders has committed to loan up to $4,000,000 to the Company. In fulfillment of this commitment, in March 2000, Baugur hf, an Icelandic corporation, guaranteed, along with Jim Schafer, the Company's CEO, a term loan facility with an Icelandic bank in the amount of $2,000,000.


Note 3. Accrued Expenses

Accrued expenses consists of:
-----------------------------

                                         December 31,   March 31,     March 31,
                                            2000          2000          1999
                                          --------      --------      --------

Rent                                      $ 98,027      $ 42,369      $   --
Payroll and payroll taxes                   89,448        40,442          --
Sales tax                                   55,852         8,447          --
Other                                       13,405        11,780         1,074
                                          --------      --------      --------
                                          $256,732       103,038         1,074
                                          ========      ========      ========

BONUS STORES, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information With Respect to the Nine Months Ended December 31, 2000 is
Unaudited)
--------------------------------------------------------------------------------

Note 4. Lease Commitments

The Company leases all of the retail store and warehouse space under operating leases which expire between May 2002 and April 2005. The leases provide that the Company pays all rent, property taxes, insurance, and maintenance at monthly fees ranging from $1,980 to $6,720. The Company also leases several vehicles under operating leases which expire between August 2002 and April 2003. These vehicle leases require monthly payments ranging from $275 to $395. The total minimum rental commitment at December 31, 2000 and March 31, 2000, under these leases, not including contingent rentals and not including any estimates of executory costs, is $2,826,021 and $1,928,408, respectively, which is due as follows:

                                              December 31,        March 31,
                                                  2000               2000
                                              ------------------------------
2001                                          $  746,255        $   452,393
2002                                             733,759            480,393
2003                                             607,070            420,271
2004                                             511,635            357,200
2005                                             221,073            214,182
Thereafter                                         6,229              3,969
                                             -------------------------------
                                             $ 2,826,021        $ 1,928,408
                                             ===============================


Total rental expense for the nine months ended December 31, 2000 and 1999 was $557,717 and $161,061, respectively. Total rental expense for the year ended March 31, 2000 and for the period from January 25, 1999 through March 31, 1999 was $296,497 and $2,970, respectively.


Note 5. Financial Consulting Services

Effective February 15, 2000, the Company engaged Continental Capital & Equity Corporation (CCEC) to assist the Company with evaluation of the capital structure necessary to fund its growth, including a possible initial public offering or reverse merger transaction. The agreement between the companies provides for a $25,000 retainer and additional fees of $50,000 upon receipt of a firm commitment from an underwriter and $25,000 upon consummation of an initial public offering. In addition, the agreement provides that CCEC be granted stock options to acquire 300,000 shares of common stock at an exercise price of $1.00 per share. The $25,000 retainer paid was reflected as a prepaid expense in other assets at March 31, 2000 and was charged to expense during the nine months ended December 31, 2000. The stock options were granted on June 19, 2000 and expense was recognized for the fair value of the options.

BONUS STORES, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information With Respect to the Nine Months Ended December 31, 2000 is
Unaudited)
--------------------------------------------------------------------------------

Note 6. Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash account balances.

Note 7. Subsequent Events

Asset Acquisition:
------------------

On May 31, 2000, the Company acquired leasehold improvements, fixtures, equipment and inventory and assumed retail location leases for three stores in the Tampa area. The total purchase price was approximately $330,000 and was paid in cash at closing.

Stock Option Plan:
------------------

On June 19, 2000, the Company and its Board of Directors approved a stock option plan creating 300,000 options covering 300,000 shares of unissued common stock. All 300,000 options were granted to Continental Capital & Equity Corporation on June 19, 2000. The terms of the options are as follows:

     o The options allow Continental Capital & Equity Corporation to purchase 300,000 shares of unissued common stock at $1.00 per share.

     o    The options vest immediately.

     o In the event the quantity of option shares granted to Continental Capital & Equity Corporation result in Continental Capital & Equity Corporation having less than 7% of the shares outstanding on a fully diluted basis, excluding up to 400,000 option shares pursuant to a company stock option plan which may be issued, provided these option shares have an exercise price at least equal to the initial public offering price, then Continental Capital & Equity Corporation shall be issued additional option shares at an exercise price of $1.00 to increase Continental Capital & Equity Corporation's ownership to 7%. This additional option grant requirement shall be void 90 days after Continental Capital & Equity Corporation's initial 300,000 options are fully registered to be free trade.

     o The options expire two years after the date the underlying shares are registered and the underlying shares shall carry full piggyback registration rights.

     o All of the options granted are subject to a single demand registration at the expense of Bonus Stores, Inc. if the shares are not registered to be free trade within six months after the initial public offering date.

BONUS STORES, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information With Respect to the Nine Months Ended December 31, 2000 is
Unaudited)
--------------------------------------------------------------------------------

Preferred Stock Authorized:
---------------------------

On September 14, 2000, the Company's stockholders agreed to amend the Articles of Incorporation in order to authorize 5,000,000 shares of no par value preferred stock, which shall be issued from time to time in series. From this preferred stock, the stockholders approved the issuance of 750,000 shares of Series A preferred stock. This Series A Preferred Stock shall not be entitled to receive dividends; shall on any voluntary or involuntary liquidation, dissolution or winding up of the corporation receive a preferential amount of $4.00 per share and shall be convertible into 1,000,000 shares of common stock one year after an initial public offering of the Company's common stock or December 31, 2001, which ever is earlier.

Preferred Stock Issued to Related Party:
----------------------------------------

As of March 31, 2000, one of the Company's stockholders committed to loan up to $4,000,000 to the Company. In fulfillment of this commitment in March 2000, Baugur hf., an Icelandic corporation, guaranteed, along with Jim Schafer, the Company's CEO, a term loan facility with an Icelandic bank in the amount of $2,000,000. In May 2000, an additional term loan facility of $1,000,000 was obtained under substantially the same terms and guarantees. In August 2000, Baugur, hf. directly advanced an additional $1,000,000 to the Company

On September 14, 2000, Baugur hf. agreed to assume the $3,000,000 debt and $60,776 of accrued interest owed by the Company to the Icelandic bank. The assumption of $3,060,776 debt and accrued interest along with the $1,000,000 advanced in August was converted into 750,000 shares of Series A Preferred Stock.

Reverse Stock Split:
--------------------

On September 20, 2000, the stockholders approved a 2.13:1 reverse stock split. The reverse stock split resulted in the 3,200,000 shares of common stock then outstanding, being replaced with 1,500,000 shares of common stock. All references to the number of common shares and the amounts per common share have been restated to give effect to this reverse stock split.


Note 8. Income Tax Matters

Prior to March 31, 2000, Bonus Stores was a limited liability company that was treated as a partnership for federal and state tax purposes. As a result, all federal and state tax matters for Bonus Stores, L.C. prior to March 31, 2000 are the responsibility of the members. Effective March 31, 2000, the Company became subject to income taxes as a C-corporation.

As a result of the net operating loss for the nine month period ended December 31, 2000, the Company has not recorded a provision for income taxes. No deferred tax asset resulting from the Company's net operating loss carryforward has been recorded, as the Company has placed a valuation allowance against the deferred tax asset. The Company recorded the valuation allowance due to the likelihood that the Company may not generate sufficient taxable income during the carryforward period to utilize the net operating loss carryforwards.

The Company's ability to utilize it's net operating loss carryforward to offset future income may be limited if certain stock ownership changes occur.

BONUS STORES, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information With Respect to the Nine Months Ended December 31, 2000 is
Unaudited)
--------------------------------------------------------------------------------

Note 9. Subsequent Events (Unaudited)

Employee stock option plan:
---------------------------

The Company and its Board of Directors adopted the 2000 Stock Option Plan on December 18, 2000 for its key employees, officers, directors and consultants creating 400,000 options covering 400,000 shares of unissued common stock. The exercise price of options granted under this plan will be equal to the fair market value of such common shares at the time the options are granted. Unless determined by the Board of Directors, the options shall be exercisable for 10 years after the grant date. The Board of Directors will determine the vesting period of the options at the time the options are granted. On January 15, 2001, the Board of Directors approved stock option grants for 241,500 shares to employees and directors of the Company. These options vest ratably over five years and have an exercise price equal to the initial public offering share price.

Revolving line of credit:
-------------------------

On November 3, 2000, the Company entered into a $1 million revolving line of credit with a third party lender. Advances made against this line of credit accrue interest at a rate of 3.5% above the LIBOR annual rate of interest. Interest and principal are due in full three months after each advance is made or as of November 3, 2001, whichever is earlier. This credit facility generally imposes covenants that prevent the disposal or any encumbrance of the Company's assets other than in the ordinary course of business. As of December 31, 2000, the Company had made aggregate draws on the line of $600,000.

Change of name:
---------------

Effective January 1, 2001, Continental Capital & Equity Corporation, a financial consultant to the Company, changed its name to Madison & Wall Worldwide, Inc.

================================================================================





                                     750,000
                                      Units





                               BONUS STORES, INC.






                                -----------------

                                   PROSPECTUS

                                -----------------








                            RUSHMORE SECURITIES CORP.





             The date of this prospectus is _____________ [ ], 2001




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the Corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The Company's articles of incorporation provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Company has entered into Indemnification Agreements with its directors and executive officers in which the Company has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act, including in circumstances in which indemnification and advancement of expenses are discretionary under the Florida Act. The indemnification provided by the Florida Act and the Company's Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense. The Company intends to obtain a liability insurance policy for its directors and officers as permitted by the Florida Act, which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for the underwriters' indemnification of the company and its directors and officers for certain liabilities arising under the Securities Act or otherwise.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

     SEC registration fee......................................... $   6,590.00
     NASD registration fee........................................     1,400.00
     Nasdaq SmallCap Market listing fee...........................    15,000.00
     Boston Stock Exchange listing fee............................     7,500.00
     Printing and engraving.......................................    20,000.00
     Accountants' fees and expenses...............................    70,000.00
     Legal fees...................................................    85,000.00
     Transfer agent's and warrant agent's fees and expenses.......     5,000.00
     Blue Sky fees and expenses...................................    40,000.00
     Underwriter's non-accountable expense allowance..............   180,000.00
     Miscellaneous................................................   119,510.00
                                                                   ------------

                         Total.................................... $ 550,000.00
                                                                   ============

     These estimates are not expected to be materially different in the event the over-allotment option is exercised, in which case all of the underwriter's commissions and fees will be deducted from the proceeds received by Madison & Wall Worldwide.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


     On June 19, 2000, Madison & Wall Worldwide was issued 300,000 options exercisable at $1.00, which options are presently exercisable, for services rendered.


     On September 14, 2000, Baugur hf. agreed to assume a $3,000,000 debt along with approximately $61,000 of accrued interest owed by us to the Icelandic bank. The assumption of $3,060,776 debt and accrued interest, along with the $1,000,000 capital contributed in August, was converted into 750,000 shares of series A preferred stock. This series A preferred stock carries a liquidation preference and rights to conversion into 1,000,000 shares of our common stock one year after an initial public offering.

     The forgoing issuance of securities was made in reliance on Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS

EXHIBIT
NUMBER     DESCRIPTION
------     -----------


  1.1      Form of Underwriting Agreement*
  3.1      Articles of Incorporation of Bonus Stores and amendments**
  3.2      Bylaws of Bonus Stores**
  4.1      Specimen Stock Certificate of Bonus Stores*
  4.2      Form of Underwriters' Warrant*
  4.3      Form of Consulting Agreement with Underwriter*
  5.1      Opinion of Sichenzia, Ross & Friedman, LLP*
 10.1      Form of 2000 Stock Option Plan*
 10.2      Form of Employment Agreement with Jim Schafer*
 10.3      Lease of Distribution Center*
 10.4      ISLANDSBANKI-FBA HF Credit Facility
 21.1      List of Subsidiaries
 23.1      Consent of McGladrey & Pullen, LLP
 23.2      Consent of Sichenzia, Ross & Friedman, LLP (included in Exhibit 5.1)*

*  To be filed by amendment.
** Previously filed.
--------------------

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

(4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.


(7) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida on February 26, 2001.


BONUS STORES, INC.

By:  /s/ Jim Schafer
--------------------
Jim Schafer, Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Jim Schafer, his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intends and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

         SIGNATURE                      CAPACITY                    DATE
         ---------                      --------                    ----


By:  /s/  Jim Schafer          Chief Executive Officer and    February 26, 2001
   ----------------------      Chairman
          Jim Schafer



By:  /s/                       Director and Secretary         February 26, 2001
   ----------------------
          Tryggvi Jonsson


By:  /s/  Jim Schnorf          Director                       February 26, 2001
     --------------------
          Jim Schnorf


By:  /s/  Guy Heyl             Chief Financial Officer        February 26, 2001
   ----------------------
          Guy Heyl